Goldman Sachs Funds

INTERNATIONAL EQUITY FUNDS	Annual Report August 31, 2006

PENYEBAR FIKIRAN RAKYAT
Utusan
港股
खतरा हमारी छिपी हुई हिम्मतों की कुंजी है : प्रेमचंद

Long-term capital growth potential through investments in equity markets located around the world.

Goldman Sachs International Equity Funds

■	GOLDMAN SACHS INTERNATIONAL EQUITY FUND

■	GOLDMAN SACHS JAPANESE EQUITY FUND

■	GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND

■	GOLDMAN SACHS EMERGING MARKETS EQUITY FUND

■	GOLDMAN SACHS ASIA EQUITY FUND

The International Equity Fund invests in equity investments in companies that are organized outside the United States or whose securities are principally traded outside the United States and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. Foreign and emerging market securities may be more volatile than investments in U.S. securities and will be subject to the risks of currency fluctuations and sudden economic or political developments. At times, the Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all.
The Japanese Equity Fund invests primarily in Japanese equity investments and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. Because of its focus, the Fund will be more susceptible to Japanese economic, market, political and local risks than a fund that is more geographically diversified.
The International Small Cap Fund invests primarily in small and mid-capitalization companies organized outside the United States or whose securities are principally traded outside the United States and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. Stocks of mid and small-capitalization companies involve greater risks than those associated with larger, more established companies and may be subject to more abrupt or erratic price movements. At times, the Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all.
The Emerging Markets Equity Fund invests primarily in securities of issuers in countries with emerging markets or economies and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. Emerging markets securities are volatile, less liquid and are subject to substantial currency fluctuations and sudden economic and political developments. The securities markets of emerging countries have less government regulation and are subject to less extensive accounting and financial reporting requirements than the markets of more developed countries. At times, the Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all.
The Asia Equity Fund invests primarily in Asian equity investments and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. Because of its focus, the Fund will be more susceptible to Asian economic, market, political and local risks than a fund that is more geographically diversified.
Effective December 30, 2005, the International Growth Opportunities Fund was renamed the International Small Cap Fund, and the Asia Growth Fund was renamed the Asia Equity Fund.
The Goldman Sachs European Equity Fund was reorganized into the Goldman Sachs International Equity Fund at the opening of business Monday, August 28, 2006. If you were a shareholder in the European Equity Fund at the close of business on Friday, August 25, 2006, you are now a shareholder of the International Equity Fund.

NOT FDIC-INSURED	May Lose Value	No Bank Guarantee

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
What Differentiates Goldman Sachs’
International Equity Investment Process?
Goldman Sachs’ International Equity strategy is based on the belief that strong, consistent results are best achieved through expert stock selection performed by research teams working together on a global scale. Our deep, diverse and experienced team of research analysts and portfolio managers combines local insights with global, industry-specific expertise to identify their best investment ideas.

■ Fundamental research teams based in London, Tokyo, Singapore, New York and Tampa focus on long-term business and management quality

■  Analysts collaborate regularly in global sector teams to leverage industry-specific research and insights

■  Global perspective is informed by local market expertise

■  A common valuation framework, focusing on long-term earnings power, ensures consistency when valuing and comparing a company to its peers globally

■  Team of experienced portfolio managers with sector expertise

■  Team leverages the research of the 75+ regional investment professionals

■  Decision making process is informed by active participation in the global research process

■  Security selections are aligned with level of investment conviction

■  Risk monitoring considers whether investment and other risks to the Portfolio are intended and justified

■  Dedicated portfolio construction team assists in ongoing monitoring and adjustment of portfolios

                 International equity portfolios that strive to offer:

                        ■ Access to markets across the world
                        ■ Disciplined approach to stock selection
■ Optimal risk/return profiles

PORTFOLIO RESULTS
International Equity Fund
Dear Shareholder,
This report provides an overview on the performance of the Goldman Sachs International Equity Fund during the one-
year reporting period that ended August 31, 2006.
  Performance Review

Over the one-year period that ended August 31, 2006, the Fund’s Class A, B, C, Institutional and Service Shares generated cumulative total returns, without sales charges, of 19.26%, 18.41%, 18.44%, 19.72%, and 19.10%, respectively. These returns compare to the 24.78% cumulative total return of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) Europe, Australasia, Far East Index (EAFE) (unhedged, with dividends reinvested), over the same time period.

During the reporting period, the Fund generated solid results but underperformed its benchmark. Strong stock selection in the Financials, Healthcare, and Information Technology sectors contributed to results, while weak stock selection in the Consumer Discretionary, Telecommunication Services, and Materials sectors detracted from performance.

At the stock-specific level, Schering, a global pharmaceutical company, was the leading contributor to performance during the period after receiving two takeover bids. First, German pharmaceutical company Merck made an offer of €77 per share, but the bid was rejected by Schering’s management. Drug and chemical giant Bayer then stepped in with a €16.3 billion bid, equivalent to €86 per share. However, to win over Schering’s management, Bayer raised its bid to €17 billion, securing the deal, acquiring 92.4% of shares and creating the world’s 12th largest pharmaceutical company.

Hong Kong-based Techtronic Industries Co Ltd., a manufacturer of outdoor power equipment and floor care appliances, was the leading detractor from performance. At the beginning of 2006, the company issued a profit warning following lower original equipment manufacturer (OEM) sales and higher restructuring and financing charges. It also experienced a sharp decline in fourth quarter 2005 sales when key customer Home Depot unilaterally changed its inventory holding period from 36 weeks to 18 weeks. This prompted earnings downgrades from a number of analysts. The shares continued to fall in the second quarter of 2006, in line with the Hong Kong Hang Seng Index, amid continued concern that further measures to slow China’s economy may dent earnings growth. However, the company remains optimistic regarding its fiscal year 2006 forecasts as it signed several new contracts to make floor care products. We continue to like the company as a result of its transformation from a pure OEM manufacturer to a manufacturer of world class branded power tools and home appliances through timely acquisitions over the last few years. The company has also been increasing market share through growth into different segments of the product market and is a beneficiary of the global outsourcing trend to Asia.

PORTFOLIO RESULTS

France Telecom SA, one of Europe’s largest telecom operators, was another detractor from performance. Its shares fell in September 2005 after the company launched a €3 billion rights issue to help finance its acquisition of Amena, Spain’s third-largest wireless telecommunications company (a rights issue is an issue of new shares for cash to existing shareholders in proportion to their existing holdings). While the market liked the strategic rationale of the deal, it reacted negatively to the rights issue. In October, the company lowered its full-year revenue guidance and then, in January 2006, it released a disappointing outlook for 2006, prompting downgrades to earnings estimates. In addition, heightening competition, growing investment requirements, and increasing acquisition activity depressed the telecom sector’s performance. The company managed to hold up relatively well during May’s market correction, as its shares, along with certain other telecommunication services stocks, outperformed the wider market. The company’s second quarter results were in line with consensus estimates but its shares continue to be weak. We maintain the Fund’s overweight position in France Telecom as we continue to like its strong and diversified portfolio of businesses and due to its attractive valuation.
  Portfolio Composition

Throughout the period, we continued to focus on high quality companies that have strong franchises and excellent management teams that can demonstrate long-term earnings power. We believe these types of organizations have the potential to perform well across the market cycle when purchased at attractive prices. Stock selection has led to overweight positions in the Materials, Telecommunication Services, and Healthcare sectors and underweight positions in the Consumer Discretionary, Consumer Staples, Utilities, Financials, Industrials, and Energy sectors.
  Portfolio Highlights

Although the Fund underperformed its benchmark during the reporting period, there were a number of holdings that enhanced results, including the following:

■	Hon Hai Precision Industry Co. Ltd. GDR — Hon Hai Precision Industry, a large Taiwan-based exporter of electronics, contributed to performance after it reported record sales in December 2005, driven by strong overseas demand for electronic products such as the iPod Nano and PlayStation Portable. The stock continued to rise on expectations that better-than-expected sales at its customer, Apple Computer, Inc., should increase orders at Hon Hai. In August 2006, the company reported stronger- than-expected second quarter results, fueled by growing demand for consumer electronic products.

PORTFOLIO RESULTS

■	Mitsui Fudosan — Mitsui Fudosan, a Japanese real estate service provider, also contributed significantly to performance. Its shares strengthened in the second half of 2005 after the semi-annual Japanese land price report was released, indicating that land prices were stabilizing. There was also news that vacancy rates in Japan had dropped further, which is a good indicator of increasing rental prices. On the back of strong returns and following a meeting with management in Tokyo, we exited the Fund’s position in the stock at the end of 2005 to capture profits.

■	Amvescap PLC — Amvescap, the manager of Invesco and AIM funds, contributed to performance. Its shares outperformed on the back of strong results that surprised on the upside in terms of both pre-tax margin and asset inflows. Performance of the firm’s funds has improved considerably since the company’s restructuring. The results showed that the benefits of this restructuring are now beginning to come through in the form of margin expansion and net asset inflows following a sustained period of outflows.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs London Active Equity Team

London, September 22, 2006

FUND BASICS
International Equity Fund
as of August 31, 2006
PERFORMANCE REVIEW

September 1, 2005–August 31, 2006	Fund Total Return (based on NAV)[1]	MSCI EAFE Index (unhedged)[2]

Class A	19.26%	24.78%
Class B	18.41	24.78
Class C	18.44	24.78
Institutional	19.72	24.78
Service	19.10	24.78

[1]	The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	The MSCI EAFE Index (unhedged) is a market capitalization-weighted composite of securities in 21 developed markets. The Index is unmanaged and the figures for the Index do not include any deduction for fees, expenses or taxes. It is not possible to invest directly in an unmanaged index.
STANDARDIZED AVERAGE ANNUAL TOTAL RETURNS[3]

For the period ended 6/30/06	One Year	Five Years	Ten Years	Since Inception		Inception Date

Class A	17.15%	4.87%	4.56%	6.66%		12/1/92
Class B	17.98	5.07	4.56	4.69		5/1/96
Class C	22.05	5.42	n/a	3.17		8/15/97
Institutional	24.44	6.64	5.77	6.60		2/7/96
Service	23.75	6.10	5.25	7.18	[4]	12/1/92

[3]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares and the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns. The Fund will charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. The performance figures do not reflect the deduction of the redemption fee. If reflected, the redemption fee would reduce the performance quoted.
[4]	Performance data for Service Shares prior to 3/6/96 (commencement of operations) is that of Class A Shares (excluding the impact of front-end sales charges applicable to Class A Shares since Service Shares are not subject to any sales charges). Performance of Class A Shares of the International Equity Fund reflects the expenses applicable to the Fund’s Class A Shares. The fees applicable to Service Shares are different from those applicable to Class A Shares which impact performance ratings and rankings for a class of shares.

The returns represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our Web site at: www.goldmansachsfunds.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
TOP 10 HOLDINGS AS OF 8/31/06[5]

Holding	% of Net Assets	Line of Business

Amvescap PLC	4.1%	Diversified Financials
E.ON AG	3.9	Electrical Utilities
GlaxoSmithKline PLC	3.5	Pharmaceuticals
Millea Holdings, Inc.	3.3	Insurance
Vinci SA	3.3	Construction & Engineering
Prudential PLC	3.1	Insurance
Esprit Holdings Ltd.	3.0	Specialty Retail
Novartis AG	3.0	Pharmaceuticals
Taiheiyo Cement Corp.	3.0	Construction Materials
Total SA	2.9	Oil & Gas

[5]	The top 10 holdings may not be representative of the Fund’s future investments.

PORTFOLIO RESULTS
Japanese Equity Fund
Dear Shareholder,
This report provides an overview on the performance of the Goldman Sachs Japanese Equity Fund during the one-year reporting period that ended August 31, 2006.
  Performance Review

Over the one-year period that ended August 31, 2006, the Fund’s Class A, B, C, Institutional and Service Shares generated cumulative total returns, without sales charges, of 22.45%, 21.58%, 21.62%, 23.08%, and 22.39%, respectively. These returns compare to the 23.18% cumulative total return of the Fund’s benchmark, the Tokyo Price Index (TOPIX) (unhedged, with dividends reinvested), over the same time period.

During the reporting period, the Fund generated solid results but underperformed its benchmark. The Japanese equity market rose sharply during the first half of the period. This was driven by strong corporate earnings, an improving economy, and increased capital expenditures. In addition, corporate cost reductions enhanced profitability. As the period progressed, the Japanese equity market traded in a fairly narrow range. This was due in part to disappointment that corporate guidance for fiscal year 2006 was very conservative. In addition, we saw some profit taking by non-Japanese investors after the market’s strong rally.

Overall, both stock selection and sector weightings contributed positively to Fund performance, while residual factors negatively contributed to its performance. In particular, the Fund’s Miscellaneous Finance, Telecommunications, and Real Estate stocks enhanced results. In contrast, the Fund’s positions in Other Products, Retail and Electrical Machinery detracted from results. Among the top contributors to performance were Leopalace21 Corp, Urban Corp., and Sumitomo Metal.

An example of a stock that detracted from performance was Aiful, a major consumer finance provider. In January, the Supreme Court of Japan announced a decision that was negative to the company as it implied that consumer loan companies should reduce their lending rate. This negatively impacted Aiful’s stock price and we subsequently eliminated the holding from the portfolio.
  Portfolio Composition

In managing the Fund, we seek to generate above-average returns over time through careful bottom-up stock selection based on extensive, firsthand fundamental research and a long-term investment horizon. Given this process, the Fund’s sector weightings are the by-product of individual stock holdings rather than sector-based decisions. As of August 31, 2006, the Fund held overweight positions in Steel Products, Glass/ Ceramic, and Precision Instruments. Conversely, it had underweights in the Banks, Foods, and Electricity/ Gas industries.

PORTFOLIO RESULTS
  Portfolio Highlights

There were a number of holdings that enhanced results during the reporting period, including the following:

■	Sumitomo Metal — Sumitomo Metal is a major integrated steel maker and a leading crude steel producer. Rising steel prices have helped steel makers in general generate strong results and Sumitomo Metal performed even better than its competitors. We believe this was due to Sumitomo Metal’s product mix, which includes steel tube and pipes. This segment of the steel business is facing a tight supply/demand environment. We eliminated the position during the reporting period to capture profits.

■	Leopalace 21 Corp — Leopalace 21 is engaged in the construction and subleasing of Leopalace21-brand apartment houses. Its stock performed well during the reporting period due, in part, to the strong performance of the Japanese real estate sector.

■	Urban Corp. — Urban Corp. is a retail property developer and sales agent. The company is also involved in the redevelopment of non-performing property assets and real estate funds management. Urban’s shares performed well due to a combination of favorable conditions in the retail property market. In addition, it experienced a rapid expansion in its funds management business, which triggered strong earnings growth. We eliminated the position during the reporting period to capture profits.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs Japanese Equity Team

Tokyo, September 22, 2006

FUND BASICS
Japanese Equity Fund
as of August 31, 2006
PERFORMANCE REVIEW

September 1, 2005–August 31, 2006	Fund Total Return (based on NAV)[1]	TOPIX (unhedged)[2]

Class A	22.45%	23.18%
Class B	21.58	23.18
Class C	21.62	23.18
Institutional	23.08	23.18
Service	22.39	23.18

[1]	The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	The TOPIX (unhedged, with dividends reinvested) is an unmanaged composite of all stocks on the first section of the Tokyo Stock Exchange. The Index figures do not reflect any deduction for fees, expenses or taxes. It is not possible to invest directly in an unmanaged index.
STANDARDIZED AVERAGE ANNUAL TOTAL RETURNS[3]

For the period ended 6/30/06	One Year	Five Years	Since Inception	Inception Date

Class A	28.71%	1.81%	3.88%	5/1/98
Class B	30.21	1.93	4.01	5/1/98
Class C	34.17	2.31	4.01	5/1/98
Institutional	36.77	3.49	5.18	5/1/98
Service	36.13	3.14	4.75	5/1/98

[3]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns. The Fund will charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. The performance figures do not reflect the deduction of the redemption fee. If reflected, the redemption fee would reduce the performance quoted.
The returns represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our Web site at: www.goldmansachsfunds.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
TOP 10 HOLDINGS AS OF 8/31/06[4]

Holding	% of Net Assets	Line of Business

Toyota Motor Corp.	4.8%	Automobiles
Mitsubishi Tokyo Financial Group, Inc.	4.3	Banks
Sumitomo Mitsui Financial Group, Inc.	4.2	Banks
Denso Corp.	2.7	Auto Components
The Chiba Bank Ltd.	2.5	Banks
Takeda Chemical Industries Ltd.	2.3	Pharmaceuticals
Mitsui Sumitomo Insurance Co. Ltd.	2.3	Insurance
KDDI Corp.	2.2	Wireless Telecommunication Services
Shin-Etsu Chemical Co. Ltd.	2.2	Chemicals
JFE Holdings, Inc.	2.2	Metals & Mining

[4]	The top 10 holdings may not be representative of the Fund’s future investments.

PORTFOLIO RESULTS
International Small Cap Fund
Dear Shareholder,
This report provides an overview on the performance of the Goldman Sachs International Small Cap Fund during the one-year reporting period that ended August 31, 2006.
  Performance Review

Over the one-year period that ended August 31, 2006, the Fund’s Class A, B, C, Institutional, and Service Shares generated cumulative total returns, without sales charges, of 15.39%, 14.56%, 14.55%, 15.79%, and 15.29%, respectively. These returns compare to the 26.18% cumulative total return of the Fund’s benchmark, the S&P/Citigroup EMI World ex-US Index (gross) and the 17.50% cumulative total return of its former benchmark, the Morgan Stanley Capital International (MSCI) Europe, Australasia, Far East (EAFE) Small Cap Index (unhedged with dividends reinvested), over the same time period. Effective April 13, 2006, the S&P/Citigroup EMI World ex-US Index (gross) replaced the MSCI EAFE Small Cap Index (unhedged) as the Fund’s benchmark. The S&P/Citigroup EMI World ex-US Index covers the smallest 20% of companies, ranked by total market capitalization, which first qualify for inclusion in the country index. This includes approximately 4,280 securities from 24 developed markets with a general regional allocation of 61% Europe, 21% Japan, 11% Australasia and 7% North America. The MSCI EAFE Small Cap Index (unhedged) includes approximately 1,000 securities from 21 developed markets with a capitalization range between $200 million and $1.5 billion and a general regional allocation of 55% Europe, 31% Japan and 14% Australasia. In the Investment Adviser’s opinion, the S&P/Citigroup EMI World ex-US Index (gross) is a more appropriate benchmark against which to measure the performance of the Fund.

During the reporting period, the Fund generated positive results but lagged its benchmark. Weak stock selection, particularly within the Industrials, Consumer Discretionary and Financials sectors detracted from relative performance during the period. Valkyries Petroleum, a Canadian oil exploration company, was a leading contributor to performance over the period. At the beginning of 2006, a rival exploration company, LUKOIL, announced a significant oil find in a field adjacent to one currently being explored by Valkyries. This served to increase the attractiveness of the area in general. Valkyries subsequently discovered further petroleum reserves in the Caspian region pushing up its share price. In the third quarter of 2006, we liquidated the Fund’s position in Valkyries Petroleum as it completed an acquisition deal with Lundin, a Swedish independent oil and gas exploration and production company, at a premium. As part of the terms of the deal, Valkyries shareholders received shares of Lundin Petroleum. We liquidated our position in Valkyries and used the cash to pursue other opportunities that we found more compelling.

Billing Services Group Ltd., a UK provider of billing services for the telecommunications industry, was the leading detractor from performance. Its shares fell during the second quarter 2006 after the company announced that it would delay admittance to the FTSE All Share indices for one year due to technical reasons. Later in the quarter the company announced it is in very preliminary discussions regarding a management buyout of the business. Our long-term investment thesis for Billing has not changed and we believe it remains well positioned among its peers. We continue to hold the stock.

Sanctuary Group PLC, a UK-based artist management and record group, also detracted from relative performance. Its shares performed poorly after the company warned that trading in its records business was weaker than expected. Following discussions with management, we have maintained the Fund’s position in the company. We believe that the actions that management has taken to restructure itself are a positive step forward and should better position the company in the competitive environment going forward.

PORTFOLIO RESULTS
  Portfolio Composition

We maintain our focus on individual security selection rather than taking large sector and country underweight or overweight positions. In addition, we strive to own quality businesses with enduring franchises and exceptional managements that have the potential to perform well in a variety of markets. We believe that value is created through rigorous fundamental analysis that identifies small-cap companies operating in clear and defensible market niches. Additionally, these companies might be well positioned to benefit from structural change in the marketplace. During the period, the Fund was overweight in the Industrials and Consumer Discretionary sectors and underweight in the Financials, Consumer Staples, and Materials sectors.
  Portfolio Highlights

Although the Fund underperformed its benchmark during the reporting period, there were a number of holdings that enhanced results, including the following:

■	PT Bank Rakyat Indonesia — PT Bank Rakyat, the specialist micro-financing business, contributed to performance during the period. Its shares performed well due to strong results that exceeded consensus forecasts. Market expectations of a peaking interest rate environment began to take hold, driven, in part, by inflation numbers that are expected to decline. We believe earlier concerns over declining margins and losses on the company’s bond portfolio have begun to recede, replaced by increased optimism over growth and the company’s resilient business model.

■	Nissha Printing Co. Ltd. — Nissha Printing, the provider of printing services for books and periodicals, also enhanced results. The company’s share price appreciated over the period as it made three strong results announcements, each time raising its full-year net income and sales forecasts.

■	Wolfson Microelectronics PLC — Wolfson Microelectronics, a UK-based integrated circuits supplier, was a leading contributor to performance during the period. The company continued to perform strongly as investors recognized the strong sales and prospects for the company’s chips, which are included in many popular products, including iPods, Sony Playstation Portable, and Microsoft XBOX 360. The company’s management also reported that first quarter profits had tripled, driven by increased demand for digital consumer products. The company continues to meet the demand, assisted by more benign U.S. currency conditions and better economic news from Europe.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs International Small Cap Equity Investment Team

London, September 22, 2006

FUND BASICS
International Small Cap Fund
as of August 31, 2006
PERFORMANCE REVIEW

	Fund Total Return	S&P/Citigroup EMI	MSCI EAFE Small Cap
September 1, 2005–August 31, 2006	(based on NAV)[1]	World ex-US Index (gross)[2]	Index (unhedged)[2]

Class A	15.39%	26.18%	17.50%
Class B	14.56	26.18	17.50
Class C	14.55	26.18	17.50
Institutional	15.79	26.18	17.50
Service	15.29	26.18	17.50

[1]	The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	Effective April 13, 2006, the S&P/ Citigroup EMI World ex-US Index (gross) replaced the MSCI EAFE Small Cap Index (unhedged) as the Fund’s benchmark. The S&P/ Citigroup EMI World ex-US Index covers the smallest 20% of companies, ranked by total market capitalization, which first qualify for inclusion in the country index. This includes approximately 4,280 securities from 24 developed markets with a general regional allocation of 61% Europe, 21% Japan, 11% Australasia and 7% North America. The MSCI EAFE Small Cap Index (unhedged) includes approximately 1,000 securities from 21 developed markets with a capitalization range between $200 million and $1.5 billion and a general regional allocation of 55% Europe, 31% Japan and 14% Australasia. In the Investment Adviser’s opinion, the S&P/ Citigroup EMI World ex-US Index (gross) is a more appropriate benchmark against which to measure the performance of the Fund. The Index figures do not reflect any deduction for fees, expenses or taxes. It is not possible to invest directly in an unmanaged index.
STANDARDIZED AVERAGE ANNUAL TOTAL RETURNS[3]

For the period ended 6/30/06	One Year	Five Years	Since Inception	Inception Date

Class A	19.71%	11.25%	8.81%	5/1/98
Class B	20.70	11.56	8.98	5/1/98
Class C	24.81	11.82	8.97	5/1/98
Institutional	27.22	13.12	10.20	5/1/98
Service	26.59	12.57	9.64	5/1/98

[3]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns. The Fund will charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. The performance figures do not reflect the deduction of the redemption fee. If reflected, the redemption fee would reduce the performance quoted.

The returns represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our Web site at: www.goldmansachsfunds.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
TOP 10 HOLDINGS AS OF 8/31/06[4]

Holding	% of Net Assets	Line of Business

Speymill Deutsche Immobilien Co. PLC	2.3%	Real Estate
Greek Organization of Football Prognostics	2.1	Hotels, Restaurants & Leisure
Heijmans NV	2.0	Construction & Engineering
Pfleiderer AG	1.9	Building Products
Ballast Nedam NV	1.8	Construction & Engineering
Unite Group PLC	1.7	Real Estate
Valentino Fashion Group SpA	1.6	Textiles & Apparel
ElringKlinger AG	1.6	Automobiles
Aalberts Industries NV	1.6	Industrial Conglomerates
Vallourec	1.6	Metals & Mining

[4]	The top 10 holdings may not be representative of the Fund’s future investments.

PORTFOLIO RESULTS
Emerging Markets Equity Fund
Dear Shareholder,
This report provides an overview on the performance of the Goldman Sachs Emerging Markets Equity Fund during the one-year reporting period that ended August 31, 2006.
  Performance Review

Over the one-year period that ended August 31, 2006, the Fund’s Class A, B, C, Institutional and Service Shares generated cumulative total returns, without sales charges, of 27.17%, 26.24%, 26.28%, 27.74%, and 27.07%, respectively. These returns compare to the 30.99% cumulative total return of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) Emerging Markets Free (EMF) Index (with dividends reinvested), over the same time period.

During the period, the Fund generated very strong returns but lagged its benchmark. Leading contributors to performance included Tim Participacoes SA, PT Bank Rakyat Indonesia and LUKOIL. However, this positive performance was mitigated by the Fund’s investments in OTP Bank Rt., Mobile TeleSystems and JD Group. We continue to hold all three stocks as our long-term investment thesis remains intact and we believe they remain well positioned in their respective industries.
  Regional Allocation

On a regional basis, the Fund’s performance was enhanced in the fourth quarter 2005 and first quarter 2006 by solid economic growth across many emerging regions, as well as rising commodity prices. In particular, an overweight in Russia was beneficial to results due to high energy prices, which filtered into the domestic economy and drove consumption. Latin America was again one of the strongest regions, with an overweight in Brazil enhancing results. Its market surged on the back of strong commodities prices and improved domestic economy. This, in turn, aided the Fund’s Materials and Telecommunications Services holdings. An overall underweight in emerging Asia once again contributed positively to results. In particular, an underweight in Taiwan benefited the Fund as its market lagged during the beginning of the reporting period after Taiwanese exporters fell on the back of concerns of a slower growth in the U.S. Elsewhere in Asia, stock selection in India hurt performance, driven primarily by the Fund’s position in Jet Airways Ltd. The company posted a decline in quarterly profits and faced increased competition. We subsequently eliminated the holding from the portfolio.

After generating strong results earlier in the reporting period, emerging market equities weakened, along with the global equity markets, in May and June 2006. The Fund’s underperformance partly reflects its exposure to domestic stocks in Turkey and South Africa. These holdings suffered in local terms, as well as dollar terms, as the Turkish lira and South African rand depreciated and investors exited their positions. We reduced the Fund’s positions in Turkey, where we believe the outlook for the banks is materially worse as a result of higher interest rates. We have added to the Fund’s domestic positions in South Africa, as we believe that its underlying fundamentals remain strong and where we believe that the domestic stocks offer excellent long-term value.

PORTFOLIO RESULTS
  Portfolio Highlights

During the reporting period, there were a number of holdings that enhanced results, including the following:

■	Tim Participacoes SA — Tim Participacoes, a Brazilian mobile telecommunications provider, was a leading contributor to performance during the period. Its stock rose towards the end of 2005 following a strong results announcement, highlighted by solid growth numbers and positive earnings. More recently, its shares rose along with the Brazilian wireless telecommunications industry in general, after Brazil’s telecommunications regulator announced that the country’s wireless market expanded in July following weakness in June. In addition, data releases showed Tim Participacoes had increased its market share during June and July, which further benefited its share price.

■	LUKOIL — LUKOIL, Russia’s largest oil producer, also significantly contributed to performance during the period. At the beginning of 2006, the company’s shares had their largest rise in over a year after management announced strong third quarter results. High oil prices and production have driven record earnings for the company, exceeding analysts’ expectations.

■	Hon Hai Precision Industry — Hon Hai Precision Industry, a large Taiwan-based exporter of electronics, contributed to performance after it reported record sales in December 2005, driven by strong overseas demand for electronic products such as the iPod Nano and PlayStation Portable. The stock continued to rise on expectations that better-than-expected sales at its customer, Apple Computer, Inc., should increase orders at Hon Hai. In August 2006, the company reported stronger than expected second quarter results, fuelled by growing demand for consumer electronic products.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs Emerging Markets Equity Investment Team New York, London and Singapore September 22, 2006

FUND BASICS
Emerging Markets Equity Fund
as of August 31, 2006
PERFORMANCE REVIEW

September 1, 2005–August 31, 2006	Fund Total Return (based on NAV)[1]	MSCI EMF Index[2]

Class A	27.17%	30.99%
Class B	26.24	30.99
Class C	26.28	30.99
Institutional	27.74	30.99
Service	27.07	30.99

[1]	The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	The unmanaged MSCI Emerging Markets Free Index is a free float-adjusted market capitalization-weighted index that is designed to measure equity market performance in the global emerging markets, of over 26 emerging market countries. “Free” indicates an index that excludes shares in otherwise free markets that are not purchasable by foreigners. The Index is unmanaged and the figures for the Index do not include any deduction for fees, expenses or taxes. It is not possible to invest directly in an unmanaged index.
STANDARDIZED AVERAGE ANNUAL TOTAL RETURNS[3]

For the period ended 6/30/06	One Year	Five Years	Since Inception	Inception Date

Class A	27.72%	18.55%	8.40%	12/15/97
Class B	29.15	19.03	8.57	12/15/97
Class C	33.15	19.14	8.54	12/15/97
Institutional	35.71	20.56	9.79	12/15/97
Service	35.02	19.99	9.00	12/15/97

[3]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns. The Fund will charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. The performance figures do not reflect the deduction of the redemption fee. If reflected, the redemption fee would reduce the performance quoted.

The returns represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our Web site at: www.goldmansachsfunds.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
TOP 10 HOLDINGS AS OF 8/31/06[4]

Holding	% of Net Assets	Line of Business

iShares MSCI Emerging Markets Index Fund	4.8%	Exchange Traded Funds
Samsung Electronics Co. Ltd.	4.0	Industrial Conglomerates
LUKOIL ADR	3.7	Oil & Gas
Kookmin Bank	3.5	Banks
Erste Bank der oesterreichischen Sparkassen AG	3.2	Banks
Gazprom OAO ADR London Shares	2.9	Oil & Gas
Banco Itau Holding Financeira SA ADR	2.9	Banks
Petroleo Brasileiro SA ADR	2.9	Oil & Gas
Taiwan Semiconductor	2.8	Semiconductor Equipment & Products
America Movil SA de CV ADR	2.7	Wireless Telecommunication Services

[4]	The top 10 holdings may not be representative of the Fund’s future investments.

PORTFOLIO RESULTS
Asia Equity Fund
Dear Shareholder,
This report provides an overview on the performance of the Goldman Sachs Asia Equity Fund during the one-year reporting period that ended August 31, 2006.
  Performance Review

Over the one-year period that ended August 31, 2006, the Fund’s Class A, B, C and Institutional Shares generated cumulative total returns, without sales charges, of 17.77%, 16.93%, 16.94%, and 18.29%, respectively. These returns compare to the 22.05% cumulative total return of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) All Country (AC) Asia Free ex-Japan Index (unhedged, with dividends reinvested), over the same time period.

While the Fund generated positive returns during the reporting period, it underperformed its benchmark. This was due to several factors, including stock selection, an overweight position in Consumer Discretionary, and underweights in Industrials and Consumer Staples.

In terms of specific stocks, Hong Kong’s Techtronic Industries Co. performed poorly after issuing a profit warning at the beginning of the year. Despite positive guidance from its management indicating an improvement in 2006-07 and an announcement of a new original equipment manufacturer (OEM) contract from Sears which could help to improve declining OEM sales, the market remained skeptical. We continue to believe that the stock is oversold and that its valuation is very attractive. As Techtronic’s drivers of growth remain strong, we feel that our investment thesis for the stock remains very much intact. Techtronic’s stock price rallied after the company posted record first half results. In addition, its power tools division continued to perform well despite a slowing U.S. housing market. Our long-term investment thesis for the company has not changed and we continue to hold the stock.

Elsewhere, Punj Lloyd in India was weak as sentiment towards the company turned negative on news of a delay in some of its road construction contracts. We eliminated the holding in July as we lost confidence in its management and the company’s future guidance was unclear. From a positive standpoint, the Fund’s Financials, Telecom, and Technology holdings enhanced results during the reporting period.
  Portfolio Composition

As of August 31, 2006, the Fund was overweight in Indonesia, Korea and Thailand, and underweight in Taiwan, China, Singapore, and Malaysia.

PORTFOLIO RESULTS
  Portfolio Highlights

During the reporting period, there were a number of holdings that enhanced results, including the following:

■	PT Bank Rakyat Indonesia — PT Bank Rakyat Indonesia was one of the Fund’s top performers during this period as the company reported solid results at the end of each quarter, bearing testament to its strong lending and deposit franchise. Its stock price was also boosted by indications from Indonesia’s central bank that inflation is under control, leading to speculation that interest rates have room to decline from their current levels.

■	PT Telekomunikasi Indonesia — PT Telekomunikasi’s share price has been gaining momentum as investors were encouraged by the strong performance at its mobile subsidiary Telkomsel. It has been reporting strong subscriber growth and continues to maintain its dominant position in all business segments. As one of the most liquid large-cap stocks in Indonesia, Telekomunikasi has been one of the prime beneficiaries of cash inflows to its equity market.

■	UTI Bank Ltd. — UTI Bank’s share price strengthened in line with the Indian market and benefited from strong fund flows. Momentum on the stock has been strong as the company reported outstanding results that beat consensus expectations and led to upgrades on earnings forecasts by several analysts.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs Asia Equity Investment Team

Singapore, September 22, 2006

FUND BASICS
Asia Equity Fund
as of August 31, 2006
PERFORMANCE REVIEW

	Fund Total Return	MSCI AC Asia Free ex-Japan
September 1, 2005 August 31, 2006	(based on NAV)[1]	Index (unhedged)[2]

Class A	17.77%	22.05%
Class B	16.93	22.05
Class C	16.94	22.05
Institutional	18.29	22.05

[1]	The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	The unmanaged MSCI All Country Asia Free ex-Japan Index (unhedged, with dividends reinvested) is a market capitalization-weighted composite of securities in 11 Asian countries. “Free” indicates an index that excludes shares in otherwise free markets that are not purchasable by foreigners. The Index figures do not reflect any deduction for fees, expenses or taxes. It is not possible to invest directly in an unmanaged index.
STANDARDIZED AVERAGE ANNUAL TOTAL RETURNS[3]

For the period ended 6/30/06	One Year	Five Years	Ten Years	Since Inception	Inception Date

Class A	13.46%	11.43%	-1.23%	0.58%	7/8/94
Class B	14.07	11.74	-1.21	-1.53	5/1/96
Class C	18.19	11.97	n/a	-0.75	8/15/97
Institutional	20.57	13.40	-0.01	0.08	2/2/96

[3]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns. The Fund will charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. The performance figures do not reflect the deduction of the redemption fee. If reflected, the redemption fee would reduce the performance quoted.

The returns represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our Web site at: www.goldmansachsfunds.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
TOP 10 HOLDINGS AS OF 8/31/06[4]

Holding	% of Net Assets	Line of Business

Samsung Electronics Co. Ltd.	5.6%	Semiconductor Equipment & Products
Kookmin Bank	4.8	Banks
Taiwan Semiconductor	3.5	Semiconductor Equipment & Products
Hana Financial Group, Inc.	3.3	Diversified Financials
Hon Hai Precision	3.2	Electronic Equipment & Instruments
Techtronic Industries Co. Ltd.	3.2	Machinery
Infosys Technologies Ltd.	3.0	IT Consulting & Services
Esprit Holdings Ltd.	2.9	Specialty Retail
PetroChina Co. Ltd. Class H	2.8	Oil & Gas
China Mobile (Hong Kong) Ltd.	2.7	Wireless Telecommunication Services

[4]	The top 10 holdings may not be representative of the Fund’s future investments.

GOLDMAN SACHS INTERNATIONAL EQUITY FUND
Performance Summary
August 31, 2006
The following graph shows the value, as of August 31, 2006, of a $10,000 investment made on September 1, 1996 in Class A Shares (including a maximum sales charge of 5.5%) of the Goldman Sachs International Equity Fund. For comparative purposes, the performance of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) Europe, Australasia and Far East (EAFE) Index (“MSCI EAFE Index”) (unhedged) with dividends reinvested, is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance of Class B, Class C, Institutional and Service Shares will vary from Class A due to differences in fees and loads. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect portfolio performance. These factors include, but are not limited to, portfolio operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a portfolio.
International Equity Fund’s 10 Year Performance
Performance of a $10,000 Investment, Distributions Reinvested, September 1, 1996 to August 31, 2006.

Average Annual Total Return through August 31, 2006	Since Inception	Ten Years	Five Years	One Year
Class A (commenced December 1, 1992)
Excluding sales charges	7.28%	5.75%	8.03%	19.26%
Including sales charges	6.84%	5.15%	6.81%	12.73%

Class B (commenced May 1, 1996)
Excluding contingent deferred sales charges	4.95%	5.15%	7.37%	18.41%
Including contingent deferred sales charges	4.95%	5.15%	7.05%	13.41%

Class C (commenced August 15, 1997)
Excluding contingent deferred sales charges	3.50%	n/a	7.37%	18.44%
Including contingent deferred sales charges	3.50%	n/a	7.37%	17.43%

Institutional Class (commenced February 7, 1996)	6.84%	6.37%	8.62%	19.72%

Service Class (commenced March 6, 1996)	6.17%	5.84%	8.07%	19.10%

GOLDMAN SACHS INTERNATIONAL EQUITY FUND
Schedule of Investments
August 31, 2006

Shares	Description	Value
Common Stocks – 98.1%

Australia – 2.4%
2,669,995	Alumina Ltd. (Metals & Mining)	$12,910,869

Austria – 2.6%
223,524	Erste Bank der Oesterreichischen Sparkassen AG (Banks)	13,520,028

Bermuda – 2.1%
1,213,403	Catlin Group Ltd. (Insurance)	10,914,814

France – 9.9%
521,636	France Telecom SA (Diversified Telecommunication Services)	11,096,583
146,871	Technip SA (Energy Equipment & Services)	8,469,588
229,339	Total SA(a) (Oil & Gas)	15,486,787
159,477	Vinci SA(a) (Construction & Engineering)	17,264,161

		52,317,119

Germany – 3.9%
161,816	E.ON AG (Electrical Utilities)	20,576,212

Hong Kong – 5.1%
1,938,000	Esprit Holdings Ltd. (Specialty Retail)	16,091,224
7,428,000	Techtronic Industries Co. Ltd. (Machinery)	10,942,634

		27,033,858

Italy – 2.0%
271,176	Fastweb*(a) (Diversified Telecommunication Services)	10,553,513

Japan – 20.0%
334,600	Alpen Co. Ltd. (Leisure Equipment & Products)	9,802,405
319,900	Credit Saison Co. Ltd. (Diversified Financials)	14,355,322
1,243,000	Hitachi Metals Ltd. (Metals & Mining)	12,322,392
955	Millea Holdings, Inc. (Insurance)	17,501,179
757,400	Nomura Holdings, Inc. (Diversified Financials)	14,531,806
185,500	Shin-Etsu Chemical Co. Ltd. (Chemicals)	10,530,936
4,185,000	Taiheiyo Cement Corp. (Construction Materials)	15,683,629
211,600	Union Tool Co. (Machinery)	11,004,498

		105,732,167

Netherlands – 5.5%
351,733	ING Groep NV (Diversified Financials)	15,239,035
360,755	TNT NV (Air Freight & Couriers)	13,570,048

		28,809,083

Russia – 2.3%
146,758	LUKOIL ADR (Oil & Gas)	12,283,645

South Korea – 5.3%
261,200	LG Chem Ltd. (Chemicals)	10,619,903
26,800	Samsung Electronics Co. Ltd. GDR Preferred Shares(b) (Semiconductor Equipment & Products)	9,115,691
31,200	Samsung Electronics Co. Ltd. GDR Common Shares(b) (Semiconductor Equipment & Products)	8,104,200

		27,839,794

Spain – 2.7%
630,678	Banco Bilbao Vizcaya Argentaria SA (Banks)	14,426,729

Sweden – 2.8%
339,634	Svenska Cellulosa AB (SCA) Series B (Paper & Forest Products)	14,550,745

Switzerland – 8.9%
216,162	Credit Suisse Group (Banks)	12,047,881
20,624	Nestle SA (Food Products)	7,085,800
281,632	Novartis AG (Pharmaceuticals)	16,066,529
17,236	Serono SA (Biotechnology)	12,038,287

		47,238,497

Taiwan – 1.6%
724,990	Hon Hai Precision Industry Co. Ltd. GDR (Electronic Equipment & Instruments)	8,301,136

United Kingdom – 17.4%
2,096,847	Amvescap PLC (Diversified Financials)	21,644,153
1,954,092	Bodycote International PLC (Machinery)	8,697,152
642,485	GlaxoSmithKline PLC (Pharmaceuticals)	18,227,530
1,475,010	Prudential PLC (Insurance)	16,534,022
5,987,906	Vodafone Group PLC (Wireless Telecommunication Services)	12,977,028
3,233,355	W.M. Supermarkets PLC (Food & Drug Retailing)	13,625,475

		91,705,360

United States – 3.6%
111,900	Fomento Economico Mexicano SA de CV ADR (Beverages)	10,509,648
298,516	Tim Participacoes SA ADR(a) (Wireless Telecommunication Services)	8,758,459

		19,268,107

TOTAL COMMON STOCKS
(Cost $428,345,449)		$517,981,676

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUND
Schedule of Investments (continued)
August 31, 2006

Principal	Interest	Maturity
Amount	Rate	Date	Value
Short-Term Obligation – 3.1%

State Street Bank & Trust Euro – Time Deposit
$16,479,000	4.85%	09/01/2006	$16,479,000
(Cost $16,479,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $444,824,449)			$534,460,676

Shares	Description	Value
Securities Lending Collateral – 7.4%

39,055,080	Boston Global Investment Trust – Enhanced Portfolio	$39,055,080
(Cost $39,055,080)

TOTAL INVESTMENTS – 108.6%
(Cost $483,879,529)		$573,515,756

LIABILITIES IN EXCESS OF OTHER ASSETS – (8.6)%		(45,277,626)

NET ASSETS – 100.0%		$528,238,130

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or a portion of security is on loan.

(b)	Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the Investment Adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounts to $17,219,891, which represents approximately 3.3% of net assets as of August 31, 2006.

Investment Abbreviations:
ADR	—	American Depositary Receipt
GDR	—	Global Depository Receipt

As a % of
Net Assets
Investments Industry Classifications†

Air Freight & Couriers	2.5%
Banks	7.6
Beverages	2.0
Biotechnology	2.3
Chemicals	4.0
Construction & Engineering	3.3
Construction Materials	3.0
Diversified Financials	12.4
Diversified Telecommunication Services	4.1
Electrical Utilities	3.9
Electronic Equipment & Instruments	1.6
Energy Equipment & Services	1.6
Food & Drug Retailing	2.6
Food Products	1.3
Insurance	8.5
Leisure Equipment & Products	1.9
Machinery	5.8
Metals & Mining	4.8
Oil & Gas	5.3
Paper & Forest Products	2.8
Pharmaceuticals	6.5
Semiconductor Equipment & Products	3.2
Short-term Investments#	10.5
Specialty Retail	3.0
Wireless Telecommunication Services	4.1

TOTAL INVESTMENTS	108.6%

†	Industry concentrations greater than one-tenth of one percent are disclosed.

#	Short-term investments include securities lending collateral.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS JAPANESE EQUITY FUND
Performance Summary
August 31, 2006
The following graph shows the value, as of August 31, 2006, of a $10,000 investment made on May 1, 1998 (commencement of operations) in Class A Shares (including a maximum sales charge of 5.5%) of the Goldman Sachs Japanese Equity Fund. For comparative purposes, the performance of the Fund’s benchmark, the Tokyo Price Index (“TOPIX”) (unhedged) with dividends reinvested, is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance of Class B, Class C, Institutional and Service Shares will vary from Class A Shares due to differences in fees and loads. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect portfolio performance. These factors include, but are not limited to, portfolio operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a portfolio.
Japanese Equity Fund’s Lifetime Performance
Performance of a $10,000 Investment, Distributions Reinvested, May 1, 1998 to August 31, 2006.

Average Annual Total Return through August 31, 2006	Since Inception	Five Years	One Year
Class A (commenced May 1, 1998)
Excluding sales charges	4.38%	6.09%	22.45%
Including sales charges	3.68%	4.90%	15.68%

Class B (commenced May 1, 1998)
Excluding contingent deferred sales charges	3.80%	5.41%	21.58%
Including contingent deferred sales charges	3.80%	5.08%	16.57%

Class C (commenced May 1, 1998)
Excluding contingent deferred sales charges	3.80%	5.42%	21.62%
Including contingent deferred sales charges	3.80%	5.42%	20.61%

Institutional Class (commenced May 1, 1998)	4.97%	6.63%	23.08%

Service Class (commenced May 1, 1998)	4.53%	6.27%	22.39%

GOLDMAN SACHS JAPANESE EQUITY FUND
Schedule of Investments
August 31, 2006

Shares	Description	Value
Common Stocks – 97.7%

Air Freight & Couriers – 1.3%
53,000	Yamato Transport Co. Ltd.	$823,864

Auto Components – 4.1%
49,400	Denso Corp.	1,713,244
85,000	Sumitomo Rubber Industries Ltd.	901,629

		2,614,873

Automobiles – 4.8%
56,100	Toyota Motor Corp.	3,031,752

Banks – 10.9%
200	Mitsubishi Tokyo Financial Group, Inc.	2,713,170
240	Sumitomo Mitsui Financial Group, Inc.	2,691,646
170,000	The Chiba Bank Ltd.	1,576,167

		6,980,983

Building Products – 1.6%
80,000	Asahi Glass Co. Ltd.	1,046,062

Chemicals – 5.6%
146,000	Asahi Kasei Corp.	961,403
200,000	Dainippon Ink and Chemicals, Inc.	741,032
24,800	Shin-Etsu Chemical Co. Ltd.	1,407,909
115,000	Toyo Ink Mfg. Co. Ltd.	473,204

		3,583,548

Commercial Services & Supplies – 0.0%
300	Secom Co. Ltd.	14,856

Computers & Peripherals – 0.8%
12,300	Elpida Memory, Inc.*	540,986

Construction & Engineering – 1.3%
53,000	Kyowa Exeo Corp.	574,815
207,000	Penta-Ocean Construction Co. Ltd.*(a)	280,340

		855,155

Construction Materials – 1.7%
294,000	Taiheiyo Cement Corp.	1,101,789

Containers & Packaging – 0.5%
11,400	Fuji Seal International, Inc.	291,620

Diversified Financials – 4.2%
57,000	Nomura Holdings, Inc.	1,093,627
3,760	ORIX Corp.	992,698
58,000	The Sumitomo Trust & Banking Co. Ltd.	614,172

		2,700,497

Electrical Equipment – 6.4%
9,400	Fanuc Ltd.	742,549
214,000	Fuji Electric Holdings Co. Ltd.	1,081,448
77,000	Furukawa Electric Co. Ltd.	530,184
800	Matsushita Electric Works Ltd.	8,498
134,000	Mitsubishi Electric Corp.	1,100,766
28,000	Ushio, Inc.	627,088

		4,090,533

Electrical Utilities – 1.3%
29,200	Tokyo Electric Power Co., Inc.	831,657

Electronic Equipment & Instruments – 6.9%
53,200	CMK Corp.	579,947
9,800	Hirose Electric Co. Ltd.	1,264,626
35,500	Hoya Corp.	1,285,101
56,000	Nippon Chemi-Con Corp.	398,855
114,000	Shimadzu Corp.	888,461

		4,416,990

Food & Drug Retailing – 1.9%
10,400	Cawachi Ltd.	346,790
24,900	Lawson, Inc.	867,320

		1,214,110

Food Products – 1.1%
65,000	Yamazaki Baking Co. Ltd.	669,660

Gas Utilities – 1.5%
184,000	Tokyo Gas Co. Ltd.	976,045

Health Care Equipment & Supplies – 0.5%
13,600	Miraca Holdings Inc.	334,158

Hotels, Restaurants & Leisure – 0.4%
9,900	Resorttrust, Inc.	277,215

Insurance – 2.3%
120,000	Mitsui Sumitomo Insurance Co. Ltd.	1,457,459

Internet & Catalog Retail – 0.5%
18,400	ASKUL Corp.	332,002

IT Consulting & Services – 0.9%
23,100	NS Solutions Corp.	594,636

Leisure Equipment & Products – 1.6%
33,800	Alpen Co. Ltd.	990,201

Machinery – 5.0%
46,500	Daifuku Co. Ltd.	582,965
50,000	Komatsu Ltd.	907,402
85,000	Kubota Corp.	694,835
142,000	Tsubakimoto Chain Co.	700,343
5,300	Union Tool Co.	275,632

		3,161,177

Marine – 1.2%
97,000	Mitsui O.S.K. Lines Ltd.	736,443

Media – 3.3%
402	Fuji Television Network, Inc.	898,477
883	Jupiter Telecommunications Co. Ltd.*	654,028
72,000	Toei Co. Ltd.	549,830

		2,102,335

Metals & Mining – 5.3%
112,000	Hitachi Metals Ltd.	1,110,304
33,900	JFE Holdings, Inc.	1,375,279
161,000	Mitsubishi Steel Mfg. Co. Ltd.	873,213

		3,358,796

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS JAPANESE EQUITY FUND

Shares	Description	Value
Common Stocks – (continued)

Multiline Retail – 0.9%
119,000	Mitsukoshi Ltd.(a)	$558,861

Office Electronics – 3.6%
22,050	Canon, Inc.	1,095,406
60,000	Ricoh Co. Ltd.	1,173,911

		2,269,317

Pharmaceuticals – 5.0%
29,800	Astellas Pharma, Inc.	1,205,635
22,300	Takeda Chemical Industries Ltd.	1,473,547
21,000	Tsumura & Co.	525,558

		3,204,740

Real Estate – 1.6%
16,200	Leopalace21 Corp.	571,733
19,000	Mitsui Fudosan Co. Ltd.	423,724

		995,457

Road & Rail – 1.0%
143	West Japan Railway Co.	609,492

Semiconductor Equipment & Products – 1.2%
58,000	Sanken Electric Co. Ltd.	761,881

Specialty Retail – 0.7%
15,400	Shimachu Co. Ltd.	432,436

Trading Companies & Distributors – 3.7%
54,000	Mitsubishi Corp.	1,093,111
87,000	Mitsui & Co. Ltd.	1,255,317

		2,348,428

Transportation Infrastructure – 0.9%
76,000	Sumitomo Warehouse Co. Ltd.	572,679

Wireless Telecommunication Services – 2.2%
218	KDDI Corp.	1,433,023

TOTAL COMMON STOCKS
(Cost $53,265,653)		$62,315,716

Securities Lending Collateral – 0.6%

408,730	Boston Global Investment Trust – Enhanced Portfolio	$408,730
(Cost $408,730)

TOTAL INVESTMENTS – 98.3%
(Cost $53,674,383)		$62,724,446

OTHER ASSETS IN EXCESS OF LIABILITIES – 1.7%		1,064,733

NET ASSETS – 100.0%		$63,789,179

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or portion of security is on loan.

As a % of
Net Assets
Investments Industry Classifications†

Air Freight & Couriers	1.3%
Auto Components	4.1
Automobiles	4.8
Banks	10.9
Building Products	1.6
Chemicals	5.6
Computers & Peripherals	0.8
Construction & Engineering	1.3
Construction Materials	1.7
Containers & Packaging	0.5
Diversified Financials	4.2
Electrical Equipment	6.4
Electrical Utilities	1.3
Electronic Equipment & Instruments	6.9
Food & Drug Retailing	1.9
Food Products	1.1
Gas Utilities	1.5
Health Care Equipment & Supplies	0.5
Hotels, Restaurants & Leisure	0.4
Insurance	2.3
Internet & Catalog Retail	0.5
IT Consulting & Services	0.9
Leisure Equipment & Products	1.6
Machinery	5.0
Marine	1.2
Media	3.3
Metals & Mining	5.3
Multiline Retail	0.9
Office Electronics	3.6
Pharmaceuticals	5.0
Real Estate	1.6
Road & Rail	1.0
Semiconductor Equipment & Products	1.2
Short-term Investments#	0.6
Specialty Retail	0.7
Trading Companies & Distributors	3.7
Transportation Infrastructure	0.9
Wireless Telecommunication Services	2.2

TOTAL INVESTMENTS	98.3%

†	Industry concentrations greater than one-tenth of one percent are disclosed.

#	Short-term investments include securities lending collateral.
The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND
Performance Summary
August 31, 2006
The following graph shows the value, as of August 31, 2006, of a $10,000 investment made on May 1, 1998 (commencement of operations) in Class A Shares (including a maximum sales charge of 5.5%) of the Goldman Sachs International Small Cap Fund. For comparative purposes, the performance of the Fund’s former benchmark, Morgan Stanley Capital International (MSCI) Europe, Australasia and Far East (EAFE) Small Cap Index (“MSCI EAFE Small Cap Index”) (unhedged) and the Fund’s new benchmark S&P/Citigroup EMI World ex-US Index with dividends reinvested, are shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance of Class B, Class C, Institutional and Service Shares will vary from Class A due to differences in fees and loads. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect portfolio performance. These factors include, but are not limited to, portfolio operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a portfolio.
International Small Cap Fund’s Lifetime Performance
Performance of a $10,000 Investment, Distributions Reinvested, May 1, 1998 to August 31, 2006.

Average Annual Total Return through August 31, 2006	Since Inception	Five Years	One Year
Class A (commenced May 1, 1998)
Excluding sales charges	9.06%	13.40%	15.39%
Including sales charges	8.32%	12.12%	9.05%

Class B (commenced May 1, 1998)
Excluding contingent deferred sales charges	8.47%	12.71%	14.56%
Including contingent deferred sales charges	8.47%	12.46%	9.56%

Class C (commenced May 1, 1998)
Excluding contingent deferred sales charges	8.46%	12.68%	14.55%
Including contingent deferred sales charges	8.46%	12.68%	13.55%

Institutional Class (commenced May 1, 1998)	9.68%	14.00%	15.79%

Service Class (commenced May 1, 1998)	9.13%	13.44%	15.29%

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND
Schedule of Investments
August 31, 2006

Shares	Description	Value
Common Stocks – 97.7%

Austria – 2.3%
77,022	Semperit AG Holding (Automobiles & Components)	$2,308,908
66,120	voestalpine AG (Metals & Mining)	2,505,184

		4,814,092

Bermuda – 0.9%
378,288	Energy XXI Acquisition Corp. (Bermuda) Ltd.* (Energy)	1,891,440

Canada – 1.8%
197,654	First Calgary Petroleums Ltd.* (Industrial Conglomerates)	1,728,766
1,305,000	Primeline Energy Holdings, Inc. (Energy)	1,912,693

		3,641,459

Finland – 1.3%
1	TietoEnator Oyj (IT Consulting & Services)	29
91,960	Vacon Oyj(a) (Electrical Equipment)	2,704,811

		2,704,840

France – 2.6%
77,575	Saft Groupe SA* (Electronic Equipment & Instruments)	2,089,572
14,190	Vallourec (Metals & Mining)	3,178,307

		5,267,879

Germany – 9.7%
111,730	Arques Industries AG (Diversified Financials)	1,746,716
55,980	CENTROTEC Sustainable AG* (Chemicals)	1,669,568
167,218	Curanum AG (Healthcare Providers & Services)	1,517,625
61,391	ElringKlinger AG (Automobiles)	3,216,000
112,497	IDS Scheer AG(a) (IT Consulting & Services)	2,478,652
173,683	Pfleiderer AG (Building Products)	3,951,752
24,602	Surteco AG (Consumer Durables & Apparel)	938,298
40,314	Techem AG (Commercial Services & Supplies)	1,844,354
89,134	Thielert AG* (Automobiles & Components)	2,556,392

		19,919,357

Greece – 3.4%
292,500	Bank of Cyprus Public Co. Ltd. (Banks)	2,747,415
120,680	Greek Organization of Football Prognostics (Hotels, Restaurants & Leisure)	4,282,597

		7,030,012

Hong Kong – 0.6%
780,000	Techtronic Industries Co. Ltd. (Machinery)	1,149,065

India – 1.8%
220,650	Bajaj Hindusthan Ltd. (Food Products)	1,429,549
320,369	UTI Bank Ltd. (Banks)	2,359,517

		3,789,066

Indonesia – 2.1%
5,336,000	PT Bank Rakyat Indonesia (Banks)	2,552,118
4,656,500	PT Medco Energi Internasional Tbk (Oil & Gas)	1,840,419

		4,392,537

Ireland – 1.9%
98,180	DCC PLC (Industrial Conglomerates)	2,469,827
72,179	IAWS Group PLC (Food Products)	1,459,654

		3,929,481

Italy – 5.0%
366,390	Astaldi SpA (Industrial Conglomerates)	2,429,658
486,181	Gruppo Coin SpA*(a) (Specialty Retail)	2,531,688
417,632	Safilo SpA* (Health Care Equipment & Supplies)	1,895,161
102,532	Valentino Fashion Group SpA(a) (Textiles & Apparel)	3,374,055

		10,230,562

Japan – 19.9%
55,200	Aica Kogyo Co Ltd (Building Products)	740,034
86,900	As One Corp. (Health Care)	2,155,482
32,600	Asahi Pretec Corp (Metals & Mining)	1,225,782
82,800	ASKUL Corp. (Internet & Catalog Retail)	1,494,007
48,700	C. Uyemura & Co. Ltd. (Chemicals)	2,777,911
125,000	CKD Corp. (Machinery)	1,664,655
523,000	DAIHEN Corp. (Electrical Equipment)	2,629,351
66,200	Hitachi Tool Engineering Ltd. (Machinery)	1,144,416
47,200	Moshi Moshi Hotline, Inc. (Commercial Services & Supplies)	1,804,475
214,700	Neturen Co., Ltd. (Metals & Mining)	2,371,633
159,000	Nihon Parkerizing Co. Ltd. (Chemicals)	2,707,795
56,400	Nissha Printing Co. Ltd. (Commercial Services & Supplies)	2,349,144

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND
Schedule of Investments (continued)
August 31, 2006

Shares	Description	Value
Common Stocks – (continued)

Japan – (continued)
137,200	Pocket Card Co. Ltd. (Diversified Financials)	$1,226,408
57,200	Resorttrust, Inc. (Hotels, Restaurants & Leisure)	1,601,686
212,000	ROHTO PHARMACEUTICAL Co. Ltd. (Pharmaceuticals)	2,296,002
446,000	The Higashi-Nippon Bank Ltd. (Banks)	2,042,064
81,000	Tocalo Co. Ltd. (Metals & Mining)	2,658,595
145,500	Tohokushinsha Film Corp. (Media)	1,485,603
404,000	Tokai Carbon Co., Ltd. (Chemicals)	2,759,645
63,800	Tomen Electronics Corp. (Electronic Equipment & Instruments)	1,207,000
96,000	Tsumura & Co. (Pharmaceuticals)	2,402,550

		40,744,238

Mexico – 0.6%
85,675	Axtel SA de CV*(b) (Diversified Financials)	1,195,406

Netherlands – 6.8%
38,753	Aalberts Industries NV (Industrial Conglomerates)	3,199,613
92,709	Ballast Nedam NV (Construction & Engineering)	3,695,969
221,014	Buhrmann NV (Commercial Services & Supplies)	3,008,478
81,783	Heijmans NV (Construction & Engineering)	4,031,057

		13,935,117

Norway – 4.6%
20,337	Aker Kvaerner ASA(a) (Construction & Engineering)	1,943,023
40,972	Aker Yards AS (Machinery)	2,762,854
130,886	Aktiv Kapital ASA(a) (Diversified Financials)	1,903,559
386,124	Stepstone ASA*(a) (Commercial Services & Supplies)	629,536
123,023	TGS Nopec Geophysical Co ASA* (Energy Equipment & Services)	2,180,400

		9,419,372

Singapore – 0.7%
1,773,000	Citiraya Industries Ltd.* (Industrial Conglomerates)	—
2,513,000	Macquarie International Infrastructure Fund Ltd. (Diversified Financials)	1,444,708

		1,444,708

South Korea – 1.1%
53,060	LG Chem Ltd. (Chemicals)	2,157,320

Sweden – 2.3%
278,190	Intrum Justitia AB(a) (Commercial Services & Supplies)	2,477,183
535,114	Observer AB*(a) (Commercial Services & Supplies)	2,344,659

		4,821,842

Switzerland – 1.5%
1,612	Jelmoli Holding AG (Multiline Retail)	2,982,754

Taiwan – 1.9%
356,273	Novatek Microelectronics Corp Ltd (Semiconductor Equipment & Products)	1,752,971
1,758,000	Siliconware Precision Industries Co. (Semiconductors & Semiconductor Equipment)	2,076,822

		3,829,793

United Kingdom – 24.9%
942,447	Augean PLC* (Utilities)	2,727,590
1,762,836	Billing Services Group Ltd.* (Automobiles & Components)	663,505
226,673	Carter & Carter Group PLC (Commercial Services & Supplies)	2,738,483
282,408	Cattles PLC (Diversified Financials)	1,764,631
679,761	Chrysalis Group PLC (Media)	1,523,507
5,346,118	Corporate Services Group PLC* (Commercial Services & Supplies)	824,522
320,748	Cyberscan Technology, Inc.* (Leisure Equipment & Products)	1,741,563
1,666,378	Dawnay Day Carpathian PLC (Real Estate)	3,092,164
126,148	Dignity PLC (Health Care)	1,359,834
1,327,260	European Nickel PLC* (Real Estate)	987,656
241,278	Genus PLC* (Diversified Financials)	2,089,147
1,175,364	Heywood Williams Group PLC* (Building Products)	1,766,226
22,652	Imperial Energy Corp. Ltd.* (Oil & Gas)	348,279
1,229,150	Inspicio PLC* (Commercial Services & Supplies)	2,703,121
235,535	International Metal Enterprises, Inc.* (Diversified Financials)	1,271,889
75,511	March Networks Corp.* (Internet Software & Services)	1,426,985
1,489,928	MFI Furniture Group PLC (Household Durables)	2,397,180
13,547	Minerva PLC (Real Estate)	73,211
463,347	MyTravel Group PLC* (Hotels, Restaurants & Leisure)	1,756,450
32,800	NDS Group PLC ADR* (Software)	1,510,440

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND

Shares	Description	Value
Common Stocks – (continued)

United Kingdom – (continued)
1,146,565	Oriel Resources PLC* (Metals & Mining)	$889,621
309,224	Raymarine PLC (Leisure Equipment & Products)	2,054,629
2,801,953	Sanctuary Group PLC* (Media)	1,000,324
249,506	Sibir Energy PLC* (Oil & Gas)	2,255,927
376,749	Sierra Leone Diamond Co.* (Materials)	1,108,305
2,617,351	Speymill Deutsche Immobilien Co. PLC* (Real Estate)	4,709,663
430,886	Unite Group PLC (Real Estate)	3,418,218
306,440	Wolfson Microelectronics PLC* (Semiconductor Equipment & Products)	2,793,078

		50,996,148

TOTAL COMMON STOCKS
(Cost $172,636,939)		$200,286,488

		Expiration
Units		Month	Value
Warrants* – 0.4%

Bermuda – 0.3%
572,853	Energy XXI Acquisition Corp. (Bermuda) Ltd. (Energy)	10/2009	$549,939

Canada – 0.0%
652,500	Primeline Energy Holdings, Inc. (Energy)	04/2008	—

United Kingdom – 0.0%
31,958	Oriel Resources PLC (Materials)	02/2010	9,127

United States – 0.1%
579,362	International Metal Enterprises, Inc. (Diversified Financials)	10/2006	231,745

TOTAL WARRANTS
(Cost $645,186)			$790,811

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $173,282,125)			$201,077,299

Shares	Description	Value
Securities Lending Collateral – 2.1%

4,378,432	Boston Global Investment Trust – Enhanced Portfolio	$4,378,432
(Cost $4,378,432)

TOTAL INVESTMENTS – 100.2%
(Cost $177,660,557)		$205,455,731

LIABILITIES IN EXCESS OF OTHER ASSETS – (0.2)%		(410,674)

NET ASSETS – 100.0%		$205,045,057

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or a portion of security is on loan.

(b)	Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the Investment Adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounts to $1,195,406, which represents approximately 0.6% of net assets as of August 31, 2006.

Investment Abbreviation:
ADR	—	American Depositary Receipt

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND
Schedule of Investments (continued)
August 31, 2006

As a % of
Net Assets
Investments Industry Classifications†

Automobiles	1.6%
Automobiles & Components	2.7
Banks	4.7
Building Products	3.1
Chemicals	5.9
Commercial Services & Supplies	10.1
Construction & Engineering	4.7
Consumer Durables & Apparel	0.5
Diversified Financials	8.9
Electronic Equipment & Instruments	1.6
Energy	2.1
Energy Equipment & Supplies	1.1
Food Products	1.4
Health Care	1.7
Health Care Equipment & Supplies	0.9
Healthcare Providers & Services	0.7
Hotels, Restaurant & Leisure	3.7
Household Durables	1.2
Industrial Conglomerates	4.8
Internet & Catalog Retail	0.7
Internet Software & Services	0.7
IT Consulting & Services	1.2
Leisure Equipment & Products	1.9
Machinery	3.3
Materials	0.5
Media	2.0
Metals & Mining	6.3
Multiline Retail	1.5
Oil & Gas	2.2
Pharmaceuticals	2.3
Real Estate	6.0
Semiconductor Equipment & Products	2.2
Semiconductor & Semiconductor Equipment	1.0
Short-term Investments#	2.1
Software	0.7
Specialty Retail	1.2
Textiles & Apparel	1.7
Utilities	1.3

TOTAL INVESTMENTS	100.2%

†	Industry concentrations greater than one-tenth of one percent are disclosed.

#	Short-term investments include securities lending collateral.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND

ADDITIONAL INVESTMENT INFORMATION
FOREIGN CURRENCY CONTRACT — At August 31, 2006, the Fund had an outstanding forward foreign currency exchange contract, to sell foreign currency as follows:

		Value on
Open Forward Foreign Currency	Expiration	Settlement	Current	Unrealized
Sale Contract	Date	Date	Value	Gain

Euro	09/05/2006	$555,966	$555,942	$24

FUTURES CONTRACTS — At August 31, 2006, the following futures contracts were open as follows:

	Number of	Settlement	Market	Unrealized
Type	Contracts Long	Month	Value	Gain

Dow Jones Euro Stoxx 50 Index	64	September 2006	$3,121,274	$91,754
FTSE 100 Index	12	September 2006	1,347,521	10,196

			$4,468,795	$101,950

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND
Performance Summary
August 31, 2006
The following graph shows the value, as of August 31, 2006, of a $10,000 investment made on December 15, 1997 (commencement of operations) in Institutional Shares (at NAV) of the Goldman Sachs Emerging Markets Equity Fund. For comparative purposes, the performance of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) Emerging Markets Free (EMF) Index (“MSCI EMF Index”) with dividends reinvested, is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance of Class A, Class B, Class C and Service Shares will vary from Institutional Shares due to differences in fees and loads. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect portfolio performance. These factors include, but are not limited to, portfolio operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a portfolio.
Emerging Markets Equity Fund’s Lifetime Performance
Performance of a $10,000 Investment, Distributions Reinvested, December 15, 1997 to August 31, 2006.

Average Annual Total Return through August 31, 2006	Since Inception	Five Years	One Year
Class A (commenced December 15, 1997)
Excluding sales charges	9.41%	22.81%	27.17%
Including sales charges	8.70%	21.43%	20.16%

Class B (commenced December 15, 1997)
Excluding contingent deferred sales charges	8.85%	22.14%	26.24%
Including contingent deferred sales charges	8.85%	21.96%	21.21%

Class C (commenced December 15, 1997)
Excluding contingent deferred sales charges	8.83%	22.06%	26.28%
Including contingent deferred sales charges	8.83%	22.06%	25.28%

Institutional Class (commenced December 15, 1997)	10.08%	23.50%	27.74%

Service Class (commenced December 15, 1997)	9.29%	22.87%	27.07%

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND
Schedule of Investments
August 31, 2006

Shares	Description	Value
Common Stocks – 76.4%

Austria – 3.2%
494,264	Erste Bank der Oesterreichischen Sparkassen AG (Banks)	$29,895,953

Brazil – 6.0%
899,290	Banco Itau Holding Financeira SA ADR(a) (Banks)	27,374,388
47,100	Petroleo Brasileiro SA ADR (Oil & Gas)	4,222,986
712,388	Tele Norte Leste Participacoes SA (Diversified Telecommunication Services)	17,909,381
437,126	Vivax SA* (Media)	6,707,764

		56,214,519

China – 3.5%
32,711,000	China Construction Bank Class H(b) (Banks)	14,161,456
16,753,000	PetroChina Co. Ltd. Class H (Oil & Gas)	18,804,605

		32,966,061

Hong Kong – 1.0%
5,582,000	China Netcom Group Corp. (Hong Kong) Ltd. (Diversified Telecommunication Services)	9,809,073

India – 6.4%
1,814,891	Bharti Tele-Ventures Ltd.* (Diversified Telecommunication Services)	17,289,414
921,469	Satyam Computer Services Ltd. (IT Consulting & Services)	16,084,971
765,783	Tata Consultancy Services Ltd. (Software)	16,263,933
1,337,559	UTI Bank Ltd. (Banks)	9,851,119

		59,489,437

Indonesia – 3.1%
24,713,500	PT Bank Rakyat Indonesia (Banks)	11,820,045
19,322,500	PT Telekomunikasi Indonesia (Wireless Telecommunication Services)	16,831,138

		28,651,183

Malaysia – 1.0%
3,695,300	Tenaga Nasional Berhad (Electrical Utilities)	9,182,166

Mexico – 6.5%
666,400	America Movil SA de CV ADR (Wireless Telecommunication Services)	24,863,384
4,141,516	Axtel SA de CV* (Diversified Telecommunication Services)	8,254,228
6,430,213	Corp. Moctezuma SA de CV (Construction Materials)	13,787,929
149,400	Fomento Economico Mexicano SA de CV ADR (Beverages)	14,031,648

		60,937,189

Russia – 13.6%
372,322	Gazprom OAO ADR U.S. Shares(a) (Oil & Gas)	17,536,366
582,323	Gazprom OAO ADR London Shares (Oil & Gas)	27,433,804
412,507	LUKOIL ADR (Oil & Gas)	34,526,836
112,116	North-West Telecom ADR* (Wireless Telecommunication Services)	5,886,090
197,997	OAO Open Investments GDR* (Real Estate)	4,331,184
549,645	Pyaterochka Holdings NV GDR* (Food & Drug Retailing)	9,728,716
9,232	Sberbank RF (Banks)	20,066,215
953,528	VolgaTelecom ADR (Industrial Conglomerates)	7,628,224

		127,137,435

South Africa – 10.0%
1,600,900	ABSA Group Ltd. (Banks)	22,888,518
3,090,219	Edgars Consolidated Stores Ltd. (Specialty Retail)	12,136,531
225,100	Gold Fields Ltd. (Metals & Mining)	4,423,814
776,447	Harmony Gold Mining Co. Ltd. ADR* (Metals & Mining)	10,616,732
2,394,451	Massmart Holdings Ltd. (Food & Drug Retailing)	18,294,563
520,107	Sasol (Oil & Gas)	18,065,735
365,303	Telkom South Africa Ltd. (Diversified Telecommunication Services)	6,898,981

		93,324,874

South Korea – 11.0%
93,791	Hana Financial Group, Inc. (Diversified Financials)	4,030,715
188,680	Hyundai Mobis (Auto Components)	17,280,302
406,241	Kookmin Bank (Banks)	32,759,499
263,330	LG Chem Ltd. (Chemicals)	10,706,505
235,700	LG Philips LCD Co. Ltd.* (Electronic Equipment & Instruments)	9,400,245
23,266	Samsung Electronics Co. Ltd. (Semiconductor Equipment & Products)	15,681,171
285,650	Shinhan Financial Group Co. Ltd. (Banks)	12,843,465

		102,701,902

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND
Schedule of Investments (continued)
August 31, 2006

Shares	Description	Value
Common Stocks – (continued)

Taiwan – 9.8%
10,332,070	AU Optronics Corp. (Electronic Equipment & Instruments)	$15,128,376
6,571,375	China Steel Corp. (Metals & Mining)	5,333,568
3,977,336	Hon Hai Precision (Electronic Equipment & Instruments)	22,382,128
7,740	Hsinchu International Bank (Banks)	3,165
2,384,014	Novatek Microelectronics Corp Ltd (Semiconductor Equipment & Products)	11,730,066
12,800,484	Shin Kong Financial Holding Co. Ltd. (Insurance)	11,064,583
14,561,747	Taiwan Semiconductor (Semiconductor Equipment & Products)	25,780,708

		91,422,594

Thailand – 1.3%
2,758,900	Thai Oil PCL (Oil & Gas)	4,441,550
11,880,750	Thoresen Thai Agencies PCL (Marine)	7,587,493

		12,029,043

TOTAL COMMON STOCKS
(Cost $632,391,778)		$713,761,429

Exchange Traded Funds(a) – 7.5%

Other – 4.8%
454,360	iShares MSCI Emerging Markets Index Fund	$44,354,623

South Korea – 1.3%
273,403	iShares MSCI South Korea Index Fund	12,538,262

Taiwan – 1.4%
1,059,849	iShares MSCI Taiwan Index Fund	13,248,112

TOTAL EXCHANGE TRADED FUNDS
(Cost $67,771,633)		$70,140,997

Preferred Stocks – 13.8%

Brazil – 8.4%
318,200	Companhia de Bebidas das Americas ADR (Beverages)	$14,274,452
855,900	Companhia Vale do Rio Doce (Metals & Mining)	15,896,426
336,880	Petroleo Brasileiro SA ADR* (Oil & Gas)	27,159,266
19,427	Telemig Celular SA Class G (Wireless Telecommunication Services)	6,433,382
502,880	Tim Participacoes SA ADR(a) (Wireless Telecommunication Services)	14,754,499

		78,518,025

South Korea – 5.4%
245,880	Hyundai Motor Co. Ltd. (Automobiles)	12,287,500
72,628	Samsung Electronics Co. Ltd. (Industrial Conglomerates)	37,679,637

		49,967,137

TOTAL PREFERRED STOCKS
(Cost $115,810,541)		$128,485,162

Expiration
Units	Description	Month	Value
Right* – 0.0%

Thailand – 0.0%
91,200	TelecomAsia Corp. Public – Alien Market (Wireless Telecommunication Services)	04/2008	$—
(Cost $0)

Principal	Interest	Maturity
Amount	Rate	Date	Value
Short-Term Obligation – 1.9%

State Street Bank & Trust Euro – Time Deposit
$17,622,000	4.85%	09/01/2006	$17,622,000
(Cost $17,622,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $833,595,952)			$930,009,588

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND

Shares	Description	Value
Securities Lending Collateral – 8.5%

78,918,650	Boston Global Investment Trust – Enhanced Portfolio	$78,918,650
(Cost $78,918,650)

TOTAL INVESTMENTS – 108.1%
(Cost $912,514,602)		$1,008,928,238

LIABILITIES IN EXCESS OF OTHER ASSETS – (8.1)%		(75,283,868)

NET ASSETS – 100.0%		$933,644,370

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or a portion of security is on loan.

(b)	Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the Investment Adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounts to $14,161,456, which represents approximately 1.5% of net assets as of August 31, 2006.

Investment Abbreviations:
ADR	—	American Depositary Receipt
GDR	—	Global Depository Receipt

As a % of
Net Assets
Investments Industry Classifications†

Auto Components	1.9%
Automobiles	1.3
Banks	19.5
Beverages	3.0
Chemicals	1.1
Construction Materials	1.5
Diversified Financials	0.4
Diversified Telecommunication Services	6.4
Electrical Utilities	1.0
Electronic Equipment & Instruments	5.0
Exchange Traded Funds	7.5
Food & Drug Retailing	3.0
Industrial Conglomerates	4.9
Insurance	1.2
IT Consulting & Services	1.7
Marine	0.8
Media	0.7
Metals & Mining	3.9
Oil & Gas	16.3
Real Estate	0.5
Semiconductor Equipment & Products	5.7
Short-term Investments#	10.4
Software	1.7
Specialty Retail	1.3
Wireless Telecommunication Services	7.4

TOTAL INVESTMENTS	108.1%

†	Industry concentrations greater than one-tenth of one percent are disclosed.

#	Short-term investments include securities lending collateral.
The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS ASIA EQUITY FUND
Performance Summary
August 31, 2006
The following graph shows the value, as of August 31, 2006, of a $10,000 investment made on September 1, 1996 in Class A Shares (including a maximum sales charge of 5.5%) of the Goldman Sachs Asia Equity Fund. For comparative purposes, the performance of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) All Country (AC) Asia Free ex Japan Index (unhedged) (“MSCI AC Asia Free Index”), is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance of Class B, Class C and Institutional Shares will vary from Class A due to differences in fees and loads. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect portfolio performance. These factors include, but are not limited to, portfolio operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a portfolio.
Asia Equity Fund’s 10 Year Performance
Performance of a $10,000 Investment, Distributions Reinvested, September 1, 1996 to August 31, 2006.

Average Annual Total Return through August 31, 2006	Since Inception	Ten Years	Five Years	One Year
Class A (commenced July 8, 1994)
Excluding sales charges	1.24%	0.19%	14.60%	17.77%
Including sales charges	0.77%	-0.37%	13.31%	11.29%

Class B (commenced May 1, 1996)
Excluding contingent deferred sales charges	-1.28%	-0.35%	13.90%	16.93%
Including contingent deferred sales charges	-1.28%	-0.35%	13.66%	11.90%

Class C (commenced August 15, 1997)
Excluding contingent deferred sales charges	-0.48%	n/a	13.86%	16.94%
Including contingent deferred sales charges	-0.48%	n/a	13.86%	15.93%

Institutional Class (commenced February 2, 1996)	0.32%	0.85%	15.29%	18.29%

GOLDMAN SACHS ASIA EQUITY FUND
Schedule of Investments
August 31, 2006

Shares	Description	Value
Common Stocks – 91.3%

China – 8.7%
3,705,000	China Construction Bank Class H(a) (Banks)	$1,603,992
587,000	China Mobile (Hong Kong) Ltd. (Wireless Telecommunication Services)	3,947,424
2,174,000	China Petroleum and Chemical Corp. (Sinopec) Class H (Oil & Gas)	1,284,218
3,524,000	PetroChina Co. Ltd. Class H (Oil & Gas)	3,955,556
45,000	Ping An Insurance Group Co. of China Ltd. Class H (Insurance)	147,149
2,170,000	Yanzhou Coal Mining Co. Ltd. Class H (Metals & Mining)	1,530,423

		12,468,762

Hong Kong – 15.6%
5,000	ASM Pacific Technology Ltd. (Semiconductor Equipment & Products)	25,906
168,000	Cheung Kong (Holdings) Ltd. (Real Estate)	1,855,435
738,000	China Netcom Group Corp. (Hong Kong) Ltd. (Diversified Telecommunication Services)	1,296,864
494,500	Esprit Holdings Ltd. (Specialty Retail)	4,105,836
124,000	Hong Kong Exchanges & Clearing Ltd. (Diversified Financials)	843,956
443,000	Hongkong Land Holdings Ltd. (Real Estate)	1,780,378
251,000	Hutchison Whampoa Ltd. (Industrial Conglomerates)	2,276,941
1,476,000	Kasen International Holdings Ltd. (Household Durables)	178,610
1,136,000	Sino Land Co. Ltd. (Real Estate)	1,914,598
218,000	Sun Hung Kai Properties Ltd. (Real Estate)	2,375,387
3,079,000	Techtronic Industries Co. Ltd. (Machinery)	4,535,860
1,862,000	Texwinca Holdings Ltd. (Textiles & Apparel)	1,222,110

		22,411,881

India – 9.4%
193,127	Bajaj Hindusthan Ltd. (Food Products)	1,251,232
185,078	Bharti Tele-Ventures Ltd.* (Diversified Telecommunication Services)	1,763,131
4,829	Hindustan Lever Ltd. (Household Products)	24,317
91,253	ICICI Bank Ltd. (Banks)	1,201,876
112,280	Infosys Technologies Ltd. (IT Consulting & Services)	4,353,790
425,904	ITC Ltd. (Tobacco)	1,752,658
202,824	Nagarjuna Construction Co. Ltd. (Construction & Engineering)	1,272,176
259,998	UTI Bank Ltd. (Banks)	1,914,885

		13,534,065

Indonesia – 5.3%
4,160,000	PT Bank Rakyat Indonesia (Banks)	1,989,657
5,131,000	PT Medco Energi Internasional Tbk (Oil & Gas)	2,027,959
4,130,000	PT Telekomunikasi Indonesia (Wireless Telecommunication Services)	3,597,495

		7,615,111

Malaysia – 2.3%
2,464,000	IGB Corp. Berhad (Real Estate)	960,624
92,049	Kris Components Berhad (Metals & Mining)	61,016
25	Public Bank Berhad – Foreign Market (Diversified Financials)	46
200	SP Setia Berhad (Real Estate)	205
939,800	Tenaga Nasional Berhad (Electrical Utilities)	2,335,237

		3,357,128

Singapore – 6.0%
782,000	Capitacommercial Trust (Real Estate)	922,956
1,781,000	Citiraya Industries Ltd.* (Industrial Conglomerates)	—
141,000	City Developments Ltd. (Hotels, Restaurants & Leisure)	881,211
3,698,000	Macquarie International Infrastructure Fund Ltd. (Diversified Financials)	2,125,957
348,400	Oversea-Chinese Banking Corp. Ltd. (Banks)	1,425,989
691,000	StarHub Ltd. (Diversified Telecommunication Services)	1,057,002
213,000	United Overseas Bank Ltd. (Banks)	2,110,060
13,841	United Overseas Land Ltd.* (Hotels, Restaurants & Leisure)	27,589

		8,550,764

South Korea – 24.3%
20,334	CJ Home Shopping (Internet & Catalog Retail)	1,511,584
74,880	Daewoo Shipbuilding & Marine Engineering Co. Ltd. (Machinery)	2,308,125
111,553	Hana Financial Group, Inc. (Diversified Financials)	4,794,045
24,340	Hyundai Mobis (Auto Components)	2,229,185

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS ASIA EQUITY FUND
Schedule of Investments (continued)
August 31, 2006

Shares	Description	Value
Common Stocks – (continued)

South Korea – (continued)
85,313	Kookmin Bank (Banks)	$6,879,687
99,610	Korean Reinsurance Co. (Insurance)	1,177,936
28,830	KT&G Corp. (Tobacco)	1,689,117
45,550	LG Chem Ltd. (Chemicals)	1,851,978
53,910	LG Philips LCD Co. Ltd.* (Electronic Equipment & Instruments)	2,150,052
9,160	POSCO (Metals & Mining)	2,293,740
12,014	Samsung Electronics Co. Ltd. (Semiconductor Equipment & Products)	8,097,378
59	SK Telecom Co. Ltd. (Wireless Telecommunication Services)	11,524

		34,994,351

Taiwan – 17.3%
1,491,869	AU Optronics Corp. (Electronic Equipment & Instruments)	2,184,418
1,268,252	Career Technology (MFG.) Co. Ltd. (Electronic Equipment & Instruments)	954,942
39,124	Chinatrust Financial Holding Co. Ltd. (Banks)	25,624
33,837	Compal Electronics, Inc. (Computers & Peripherals)	29,552
812,131	Hon Hai Precision (Electronic Equipment & Instruments)	4,570,200
421,000	Hotai Motor Co. Ltd. (Automobiles)	838,166
335,500	MediaTek, Inc. (Semiconductor Equipment & Products)	3,052,541
12,683	Nan Ya Plastic Corp. (Chemicals)	17,143
356,273	Novatek Microelectronics Corp Ltd (Semiconductor Equipment & Products)	1,752,970
2,177,081	Shin Kong Financial Holding Co. Ltd. (Insurance)	1,881,842
1,482,000	Siliconware Precision Industries Co. (Semiconductor Equipment & Products)	1,750,768
3,348,101	Taishin Financial Holdings Co. Ltd.* (Banks)	1,594,354
2,831,806	Taiwan Semiconductor (Semiconductor Equipment & Products)	5,013,544
2,047,232	United Microelectronics Corp. (Semiconductor Equipment & Products)	1,122,656

		24,788,720

Thailand – 2.4%
1,825,900	Amata Corp. Public Co. Ltd. (Real Estate)	723,946
6,555,800	Preuksa Real Estate Co. Ltd. (Real Estate)	1,151,365
1,000,800	Thai Oil PCL (Oil & Gas)	1,611,187

		3,486,498

TOTAL COMMON STOCKS
(Cost $129,857,763)		$131,207,280

Exchange Traded Fund* – 0.6%

Thailand – 0.6%
3,080,060	CPN Retail Growth Property Fund	$819,601
(Cost $816,177)

Preferred Stocks – 4.4%

South Korea – 4.4%
15,320	Hyundai Motor Co. Ltd. Preferred Shares (Automobiles)	$740,569
39,490	Hyundai Motor Co. Ltd. 2nd Preferred Shares (Automobiles)	1,973,456
7,020	Samsung Electronics Co. Ltd. (Semiconductor Equipment & Products)	3,641,998

		6,356,023

TOTAL PREFERRED STOCKS
(Cost $6,052,080)		$6,356,023

Expiration
	Description	Month	Value
Units
Right* – 0.0%

Thailand – 0.0%
198,411	TelecomAsia Corp. Public – Alien Market (Telecommunication Services)	04/2008	$—
(Cost $0)

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS ASIA EQUITY FUND

Principal	Interest	Maturity
Amount	Rate	Date	Value
Short-Term Obligation – 1.3%

State Street Bank & Trust Euro – Time Deposit
$1,912,000	4.85%	09/01/2006	$1,912,000
(Cost $1,912,000)

TOTAL INVESTMENTS – 97.6%
(Cost $138,638,020)			$140,294,904

OTHER ASSETS IN EXCESS OF LIABILITIES – 2.4%			3,515,867

NET ASSETS – 100.0%			$143,810,771

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the Investment Adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounts to $1,603,992, which represents approximately 1.1% of net assets as of August 31, 2006.

As a % of
Net Assets
Investments Industry Classifications†

Auto Components	1.5%
Automobiles	2.5
Banks	13.0
Chemicals	1.3
Construction & Engineering	0.9
Diversified Financials	5.4
Diversified Telecommunication Services	2.9
Electrical Utilities	1.6
Electronic Equipment & Instruments	6.9
Exchange Traded Fund	0.6
Food Products	0.9
Hotels, Restaurants & Leisure	0.6
Household Durables	0.1
Industrial Conglomerates	1.6
Insurance	2.2
Internet & Catalog Retail	1.1
IT Consulting & Services	3.0
Machinery	4.8
Metals & Mining	2.7
Oil & Gas	6.2
Real Estate	8.1
Semiconductor Equipment & Products	17.0
Short-term Investments	1.3
Specialty Retail	2.9
Textiles & Apparel	0.9
Tobacco	2.4
Wireless Telecommunication Services	5.2

TOTAL INVESTMENTS	97.6%

†	Industry concentrations greater than one-tenth of one percent are disclosed.
The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Statements of Assets and Liabilities
August 31, 2006

International
Equity Fund

Assets:

Investment in securities, at value (identified cost $444,824,449, $53,265,653, $173,282,125, $833,595,952, and $138,638,020, respectively) — including $37,126,830, $384,015, $4,180,328, $77,204,808 and $0 of securities on loan, respectively)	$534,460,676
Securities lending collateral, at value (identified cost $39,055,080, $408,730, $4,378,432, $78,918,650 and $0, respectively)	39,055,080
Cash	5,439,256
Foreign currencies, at value (identified cost $3,046,195, $1,658,004, $2,019,045, $4,774,705 and $3,865,166, respectively)	3,045,714
Receivables:
Investment securities sold, at value	24,838,854
Fund shares sold	375,020
Dividends and interest, at value	850,012
Due from broker(a)	1,261,790
Reimbursement from investment adviser	13,067
Securities lending income	13,686
Foreign tax reclaims, at value	54,668
Other assets	10,823

Total assets	609,418,646

Liabilities:

Due to custodian	—
Payables:
Payable upon return of securities loaned	39,055,080
Investment securities purchased, at value	39,306,203
Fund shares repurchased	1,945,474
Amounts owed to affiliates	580,569
Unrealized foreign capital gains taxes	—
Due to Broker	—
Accrued expenses	293,190

Total liabilities	81,180,516

Net Assets:

Paid-in capital	934,423,293
Accumulated undistributed (distributions in excess of) net investment income (loss)	5,550,835
Accumulated net realized gain (loss) on investments, futures and foreign currency related transactions	(501,406,870)
Net unrealized gain on investments, futures and translation of assets and liabilities denominated in foreign currencies	89,670,872

NET ASSETS	$528,238,130

Net Assets:
Class A	$390,054,013
Class B	14,576,263
Class C	22,982,489
Institutional	99,324,549
Service	1,300,816

Shares Outstanding:
Class A	18,533,428
Class B	717,467
Class C	1,154,770
Institutional	4,612,942
Service	61,377

Total shares outstanding, $0.001 par value (unlimited number of shares authorized)	25,079,984

Net asset value, offering and redemption price per share:(b)
Class A	$21.05
Class B	20.32
Class C	19.90
Institutional	21.53
Service	21.19

(a)	Includes $278,245 for the International Small Cap Fund, respectively, relating to margin requirements for futures transactions.
(b)	Maximum public offering price per share (NAV per share multiplied by 1.0582) for Class A Shares of International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds is $22.28, $12.33, $19.22, $21.07 and $16.51, respectively. At redemption, Class B and Class C Shares may be subject to a contingent deferred sales charge assessed on the amount equal to the lesser of the current net asset value or the original purchase price of the shares.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

Japanese	International	Emerging Markets	Asia
Equity Fund	Small Cap Fund	Equity Fund	Equity Fund

$62,315,716	$201,077,299	$930,009,588	$140,294,904

408,730	4,378,432	78,918,650	—
—	—	269,838	—
1,645,351	2,016,743	4,762,579	3,854,964

428,532	1,994,077	—	245,487
7,693	659,197	2,596,746	315,191
35,556	102,464	1,790,486	434,125
—	3,394,487	3,684	—
3,451	53,765	—	91,926
249	995	115,775	—
—	31,666	—	6,062
423	1,008	2,011	684

64,845,701	213,710,133	1,018,469,357	145,243,343

119,282	644,405	—	213,404

408,730	4,378,432	78,918,650	—
307,418	2,659,404	2,968,770	—
64,145	425,384	559,097	894,189
78,966	245,945	1,118,965	165,841
—	—	1,060,812	22,084
—	201,191	—	—
77,981	110,315	198,693	137,054

1,056,522	8,665,076	84,824,987	1,432,572

73,018,110	297,576,020	833,346,962	164,586,927
(433,378)	(51,780)	5,083,804	323,180
(17,833,387)	(120,373,009)	(124,577)	(22,723,023)
9,037,834	27,893,826	95,338,181	1,623,687

$63,789,179	$205,045,057	$933,644,370	$143,810,771

$40,735,243	$98,861,085	$400,757,093	$93,916,349
2,794,419	4,615,030	12,516,416	3,430,293
5,447,355	8,314,190	21,023,937	3,789,995
14,570,798	92,505,051	498,643,191	42,674,134
241,364	749,701	703,733	—

3,495,293	5,443,963	20,125,992	6,020,835
250,170	264,218	653,770	229,632
489,121	477,811	1,097,370	255,154
1,204,541	4,921,992	24,028,255	2,599,092
20,454	41,361	35,789	—

5,459,579	11,149,345	45,941,176	9,104,713

$11.65	$18.16	$19.91	$15.60
11.17	17.47	19.14	14.94
11.14	17.40	19.16	14.85
12.10	18.79	20.75	16.42
11.80	18.13	19.66	—

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Statements of Operations
For the Year Ended August 31, 2006

International
Equity Fund

Investment Income:

Dividends(b)	$11,334,720
Interest (including securities lending income of $438,532, $20,865, $130,609, $526,748 and $0, respectively)	784,829

Total income	12,119,549

Expenses:

Management fees	4,523,547
Distribution and Service fees(c)	1,212,923
Custody and accounting fees	299,783
Transfer Agent fees(c)	752,791
Registration fees	71,803
Professional fees	97,583
Printing fees	49,715
Trustee fees	15,230
Service Share fees	3,734
Other	76,956

Total expenses	7,104,065

Less — expense reductions	(161,078)

Net expenses	6,942,987

NET INVESTMENT INCOME (LOSS)	5,176,562

Realized and unrealized gain (loss) on investment, futures and foreign currency related transactions:

Net realized gain (loss) from:
Investment transactions (including commissions recaptured of $72,520, $0, $0, $0, and $0, respectively)	59,540,443
Futures transactions	667,013
Foreign currency related transactions	(462,123)
Net change in unrealized gain (loss) on:
Investments (including the effects of an increase/(decrease) on the foreign capital gains liability of $0, $0, $(10,017), $997,837, $(5,672), respectively)	12,167,730
Futures	—
Translation of assets and liabilities denominated in foreign currencies	332,067

Net realized and unrealized gain on investments, futures and foreign currency related transactions	72,245,130

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$77,421,692

(a)	Effective December 29, 2005, the International Growth Opportunities and Asia Growth Funds changed their names to the International Small Cap and Asia Equity Funds, respectively.
(b)	For the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds, foreign taxes withheld on dividends were $1,004,110, $45,606, $215,149, $1,584,706, and $323,287, respectively.
(c)	Class specific Distribution and Service and Transfer Agent fees were as follows:

	Distribution and Service Fees			Transfer Agent Fees

Fund	Class A	Class B	Class C	Class A	Class B	Class C	Institutional	Service

International Equity	$866,469	$141,737	$204,717	$658,516	$26,930	$38,896	$28,150	$299
Japanese Equity	107,709	29,067	40,499	81,859	5,523	7,695	5,649	93
International Small Cap	237,875	53,520	74,506	180,785	10,169	14,156	32,794	208
Emerging Markets Equity	620,458	105,357	127,408	471,548	20,018	24,207	123,678	603
Asia Equity	212,416	46,920	30,099	161,436	8,915	5,719	16,347	N/A
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

Japanese	International	Emerging Markets	Asia
Equity Fund	Small Cap Fund(a)	Equity Fund	Equity Fund(a)

$600,706	$2,996,044	$14,297,169	$2,835,641
53,300	303,968	864,989	107,779

654,006	3,300,012	15,162,158	2,943,420

643,967	2,095,021	6,985,941	1,335,365
177,275	365,901	853,223	289,435
153,543	273,206	790,011	380,991
100,819	238,112	640,054	192,417
56,368	74,579	85,990	75,743
54,213	57,458	68,328	54,213
24,116	31,788	60,762	28,530
15,230	15,230	15,230	15,230
1,171	2,601	7,535	—
17,673	27,182	38,893	24,218

1,244,375	3,181,078	9,545,967	2,396,142

(250,150)	(289,726)	(64,103)	(368,746)

994,225	2,891,352	9,481,864	2,027,396

(340,219)	408,660	5,680,294	916,024

9,168,168	17,102,562	7,548,241	32,251,514
10	(313,441)	599,018	—
(69,865)	(66,643)	(1,462,501)	(457,926)

3,246,879	5,328,817	61,618,044	(13,800,181)
—	101,950	(10,427)	—
(10,633)	7,830	(1,017,971)	8,345

12,334,559	22,161,075	67,274,404	18,001,752

$11,994,340	$22,569,735	$72,954,698	$18,917,776

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Statements of Changes in Net Assets

	International Equity Fund				Japanese Equity Fund

	For the		For the		For the		For the
	Year Ended		Year Ended		Year Ended		Year Ended
	August 31, 2006		August 31, 2005		August 31, 2006		August 31, 2005

From operations:

Net investment income (loss)	$5,176,562		$2,111,823		$(340,219)		$(223,525)
Net realized gain from investment, futures and foreign currency related transactions	59,745,333		48,952,149		9,098,313		648,108
Net change in unrealized gain (loss) on investments, futures and translation of assets and liabilities denominated in foreign currencies	12,499,797		37,680,162		3,236,246		4,401,018

Net increase in net assets resulting from operations	77,421,692		88,744,134		11,994,340		4,825,601

Distributions to shareholders:

From net investment income
Class A Shares	(2,485,442)		(6,635,665)		(319,752)		—
Class B Shares	—		(386,009)		(7,170)		—
Class C Shares	(43,839)		(323,999)		(9,248)		—
Institutional Shares	(746,955)		(1,814,461)		(113,669)		—
Service Shares	(3,123)		(9,587)		(2,511)		—
From net realized gains
Class A Shares	—		—		—		—
Class B Shares	—		—		—		—
Class C Shares	—		—		—		—
Institutional Shares	—		—		—		—
Service Shares	—		—		—		—

Total distributions to shareholders	(3,279,359)		(9,169,721)		(452,350)		—

From share transactions:

Proceeds from sales of shares	115,218,749		71,301,034		37,341,651		19,991,609
Proceeds received in connection with merger	44,036,707		—		—		—
Reinvestment of dividends and distributions	2,941,972		7,693,817		370,025		—
Cost of shares repurchased	(113,784,413	) (a)	(166,599,756	) (b)	(34,435,788	) (a)	(30,598,806	) (b)

Net increase (decrease) in net assets resulting from share transactions	48,413,015		(87,604,905)		3,275,888		(10,607,197)

TOTAL INCREASE (DECREASE)	122,555,348		(8,030,492)		14,817,878		(5,781,596)

Net assets:

Beginning of year	405,682,782		413,713,274		48,971,301		54,752,897

End of year	$528,238,130		$405,682,782		$63,789,179		$48,971,301

Accumulated undistributed (distributions in excess of) net investment income (loss)	$5,550,835		$2,701,663		$(433,378)		$(301,953)

(a)	Net of $7,446, $20,567, $3,800, $32,857 and $7,025 redemption fees remitted to the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds, respectively.
(b)	Net of $2,547, $3,988, $3,773, $3,309 and $5,484 redemption fees remitted to the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds, respectively.
(c)	Effective December 29, 2005, the International Growth Opportunities and the Asia Growth Funds changed their names to the International Small Cap and the Asia Equity Funds, respectively.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

International Small Cap Fund(c)				Emerging Markets Equity Fund				Asia Equity Fund(c)

For the		For the		For the		For the		For the		For the
Year Ended		Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
August 31, 2006		August 31, 2005		August 31, 2006		August 31, 2005		August 31, 2006		August 31, 2005

$408,660		$274,741		$5,680,294		$903,368		$916,024		$1,100,968

16,722,478		14,801,094		6,684,758		18,194,755		31,793,588		9,780,009

5,438,597		11,729,769		60,589,646		24,445,920		(13,791,836)		8,394,383

22,569,735		26,805,604		72,954,698		43,544,043		18,917,776		19,275,360

(470,203)		(179,767)		(235,068)		(41,158)		(793,132)		(251,824)
—		(19,347)		—		—		(29,259)		(5,793)
—		(57,850)		—		—		(17,521)		(1,061)
(510,427)		(550,369)		(769,874)		(328,140)		(441,724)		(211,272)
(1,531)		(2,894)		—		(1,770)		—		—

—		—		(797,972)		—		—		—
—		—		(43,856)		—		—		—
—		—		(32,307)		—		—		—
—		—		(1,146,768)		—		—		—
—		—		(8,095)		—		—		—

(982,161)		(810,227)		(3,033,940)		(371,068)		(1,281,636)		(469,950)

90,512,443		58,963,751		826,155,134		101,415,378		49,893,205		37,554,919
—		—		—		—		—		—
778,640		668,677		2,914,467		368,753		1,192,005		428,249
(52,219,732	) (a)	(13,052,544	) (b)	(153,049,257	) (a)	(37,534,021	) (b)	(25,529,614	) (a)	(22,265,295	) (b)

39,071,351		46,579,884		676,020,344		64,250,110		25,555,596		15,717,873

60,658,925		72,575,261		745,941,102		107,423,085		43,191,736		34,523,283

144,386,132		71,810,871		187,703,268		80,280,183		100,619,035		66,095,752

$205,045,057		$144,386,132		$933,644,370		$187,703,268		$143,810,771		$100,619,035

$(51,780)		$381,569		$5,083,804		$721,080		$323,180		$1,073,926

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements
August 31, 2006
1. ORGANIZATION
Goldman Sachs Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs International Equity Fund, Goldman Sachs Japanese Equity Fund, Goldman Sachs International Small Cap Fund (formerly Goldman Sachs International Growth Opportunities Fund), Goldman Sachs Emerging Markets Equity Fund and Goldman Sachs Asia Equity Fund (formerly Goldman Sachs Asia Growth Fund) collectively, the “Funds” or individually a “Fund”. Each Fund is a diversified portfolio offering five classes of shares — Class A, Class B, Class C, Institutional and Service (Service Shares of Asia Equity Fund have not commenced operations). Class A shares of the Funds are sold with a front-end sales charge of up to 5.50%. Class B shares of the Funds are sold with a contingent deferred sales charge that declines from 5.00% to zero, depending upon the period of time the shares are held. Class C shares of the Funds are sold with a contingent deferred sales charge of 1.00% during the first 12 months. Institutional and Service Class shares of the Funds are not subject to a sales charge. Goldman, Sachs & Co. (“Goldman Sachs”) as distributor of the Fund(s) receives such sales loads of which a certain portion may be retained.
     Effective December 29, 2005, the Goldman Sachs International Growth Opportunities Fund and Goldman Sachs Asia Growth Fund changed their names to Goldman Sachs International Small Cap Fund and Goldman Sachs Asia Equity Fund, respectively.
     Effective August 28, 2006, the Goldman Sachs European Equity Fund reorganized into the Goldman Sachs International Equity Fund.
2. SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the significant accounting policies consistently followed by the Funds. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.
A. Investment Valuation — Investments in equity securities traded on a foreign securities exchange are valued daily at fair value determined by an independent fair value service (if available) under valuation procedures approved by the Board of Trustees consistent with applicable regulatory guidance. The independent service takes into account multiple factors including, but not limited to, movements in the U.S. securities markets, certain depositary receipts, futures contracts and foreign currency exchange rates. Investments in equity securities and investment companies traded on a U.S. securities exchange or the NASDAQ system or for investments in securities traded on a foreign securities exchange for which an independent fair value service is not available are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, such securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/dealer-supplied valuations or matrix pricing systems. Unlisted equity securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies (other than those that are exchange traded) are valued at the net asset value per share on the valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed not to reflect market value by the investment adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.
     Investing in foreign markets may involve special risks and considerations not typically associated with investing in the U.S. These risks include revaluation of currencies, high rates of inflation, repatriation restrictions on income and capital, and adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, subject to government ownership controls, delayed settlements, and their prices may be more volatile than those of comparable securities in the U.S.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
B. Security Transactions and Investment Income — Security transactions are reflected as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes, if any, which are reduced by any amounts reclaimable by the Funds, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted. In addition, it is the Funds’ policy to accrue for estimated capital gains taxes on foreign securities held by the Funds, which are subject to such taxes.
     Net investment income (other than class specific expenses) and unrealized and realized gains or losses of the Funds are allocated daily, to each class of shares of the respective Fund, based upon the relative proportion of net assets of each class.
C. Commission Recapture — Certain Funds may direct portfolio trades, subject to obtaining best execution, to various brokers who have agreed to rebate a portion of the commissions generated. Such rebates are made directly to the Funds as cash payments and are included in the net realized gain (loss) on investments in the Statements of Operations.
D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Funds on a straight-line and/or “pro-rata” basis depending upon the nature of the expense.
     Class A, Class B and Class C shareholders of the Funds bear all expenses and fees relating to their respective Distribution and Service Plans. Service Shares bear all expenses and fees relating to their Service and Shareholder Administration Plans. Each class of shares separately bears its respective class-specific Transfer Agency fees.
E. Federal Taxes and Distributions to Shareholders — It is each Fund’s policy to comply with the requirements of the Internal Revenue Code (“the Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually. Net capital losses are carried forward to future years and may be used to the extent allowed by the Code to offset any future capital gains. Utilization of capital loss carryforwards will reduce the requirement of future capital gain distributions.
     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules, which may differ from generally accepted accounting principles. Therefore, the source of each Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gains, or as a tax return of capital.
F. Foreign Currency Translations — The books and records of the Funds are maintained in U.S. dollars. Amounts denominated in foreign currencies are translated into U.S. dollars on the following basis: (i) investment valuations, foreign currency and other assets and liabilities initially expressed in foreign currencies are converted each business day into U.S. dollars based upon current exchange rates; and (ii) purchases and sales of foreign investments, income and expenses are converted into U.S. dollars based upon currency exchange rates prevailing on the respective dates of such transactions.
     Net realized and unrealized gain (loss) on foreign currency transactions will represent: (i) foreign exchange gains and losses from the sale and holdings of foreign currencies; (ii) currency gains and losses between trade date and settlement date on investment securities transactions and forward exchange contracts; and (iii) gains and losses from the difference between amounts of interest, dividends and foreign withholding taxes recorded and the amounts actually received. The effect of changes in foreign currency exchange rates on securities and derivative instruments are not segregated in the Statement of Operations from the effects of changes in market prices of those securities and derivative instruments, but are included with the net realized and unrealized gain (loss) on securities and derivative instruments. Net unrealized foreign exchange gains and losses arising from changes in the value of other assets and liabilities as a result of changes in foreign exchange rates are included as increases and decreases in unrealized gain (loss) on foreign currency related transactions.
G. Forward Foreign Currency Exchange Contracts — The Funds may enter into forward foreign currency exchange contracts for the purchase or sale of a specific foreign currency at a fixed price on a future date as a hedge or cross-hedge against either specific transactions or portfolio positions. The Funds may also purchase and sell forward contracts to seek to

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements (continued)
August 31, 2006
2. SIGNIFICANT ACCOUNTING POLICIES (continued)
increase total return. All commitments are “marked-to-market” daily at the applicable translation rates and any resulting unrealized gains or losses are recorded in the Funds’ financial statements. The Funds record realized gains or losses at the time a forward contract is offset by entry into a closing transaction or extinguished by delivery of the currency. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.
     The contractual amounts of forward foreign currency exchange contracts do not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. At August 31, 2006, the International Small Cap Fund had segregated sufficient cash and/or securities to cover any commitments under these contracts.
H. Futures Contracts — The Funds may enter into futures transactions to hedge against changes in interest rates, securities prices, currency exchange rates or to seek to increase total return. Futures contracts are valued at the last settlement price, or in the absence of a sale, the last bid price at the end of each day on the board of trade or exchange upon which they are traded. Upon entering into a futures contract, the Funds are required to segregate cash or securities equal to the minimum “initial margin” requirement of the associated futures exchange. Subsequent payments for futures contracts (“variation margin”) are paid or received by the Funds, dependent on the fluctuations in the value of the contracts, and are recorded for financial reporting purposes as unrealized gains or losses. When contracts are closed, the Funds realize a gain or loss which is reported in the Statements of Operations.
     The use of futures contracts involves, to varying degrees, elements of market and counterparty risk which may exceed the amounts recognized in the Statements of Assets and Liabilities. Changes in the value of a futures contract may not directly correlate with changes in the value of the underlying securities. This risk may decrease the effectiveness of the Funds’ strategies and potentially result in a loss.
I. Segregation Transactions — As set forth in the prospectus, certain Funds may enter into derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, swap contracts, written options, when-issued securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Funds are required to segregate liquid assets, with a current value equal to or greater than the market value of the corresponding transactions.
3. AGREEMENTS
Goldman Sachs Asset Management International (“GSAMI”), an affiliate of the Investment Management Division of Goldman Sachs, serves as the investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Funds. Under the Agreement, GSAMI manages the Funds, subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Funds’ business affairs, including providing facilities, GSAMI is entitled to a fee (“Management fee”) computed daily and payable monthly, equal to an annual percentage rate of each Fund’s average daily net assets.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

3. AGREEMENTS (continued)
     GSAM currently receives a Management Fee on a contractual basis at the following rates:

	Management Fee	Average Daily
Fund	Annual Rate	Net Assets

International Equity	1.00%	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

Japanese Equity	1.00	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

International Small Cap	1.10	First $2 Billion
	0.99	Over $2 Billion

Emerging Markets Equity	1.20	First $2 Billion
	1.08	Over $2 Billion

Asia Equity	1.00	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

     Prior to December 29, 2005, the Contractual Management Fees for the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds as an annual percentage rate of average daily net assets was 1.00%, 1.00%, 1.10%, 1.20%, 1.00%, respectively. For the period September 1, 2005 through December 28, 2005, GSAM entered into a voluntary fee reduction commitment for the Funds in order to achieve the rates in the above table.
     GSAMI has voluntarily agreed to limit certain “Other expenses” of the Funds (excluding Management Fees, Distribution and Service fees, Transfer Agency fees and expenses, Service Share fees, taxes, interest, brokerage fees and litigation, indemnification, shareholder meeting and other extraordinary expenses exclusive of any offset arrangements) to the extent such expenses exceed, on an annual basis, a percentage rate of the average daily net assets of each Fund. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Funds are not obligated to reimburse GSAMI for prior fiscal year expense reimbursements, if any.
     For the year ended August 31, 2006, the Other Expense limitations for the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity, and the Asia Equity Funds as an annual percentage rate of average daily net assets were 0.104%, 0.114%, 0.104%, 0.354%, 0.164%, respectively.
     The Trust, on behalf of each Fund, has adopted Distribution and Service Plans (the “Plans”). Under the Plans, Goldman Sachs and/or authorized dealers are entitled to a monthly fee for distribution services equal to, on an annual basis, 0.25%, 0.75% and 0.75% of the average daily net assets attributable to Class A, Class B and Class C Shares, respectively. Additionally, Goldman Sachs and/or authorized dealers are entitled to receive, under the Plans, a separate fee for personal and

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements (continued)
August 31, 2006
3. AGREEMENTS (continued)
account maintenance services equal to, on an annual basis, 0.25% of the average daily net assets attributable to Class B and Class C Shares.
     Goldman Sachs serves as Distributor of the shares of the Funds pursuant to a Distribution Agreement. Goldman Sachs may retain a portion of the Class A sales load and Class B and Class C contingent deferred sales charges. During the year ended August 31, 2006, Goldman Sachs advised the Funds that it retained the following approximate amounts:

		Contingent Deferred
	Sales Load	Sales Charge

Fund	Class A	Class B	Class C

International Equity	$61,600	$100	$ —

Japanese Equity	22,200	100	—

International Small Cap	33,500	—	100

Emerging Markets Equity	163,800	300	100

Asia Equity	22,100	400	100

     All share classes of the Funds charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. For this purpose, the Funds use a first-in first-out (“FIFO”) method so that shares held longest will be treated as being redeemed first and shares held shortest will be treated as being redeemed last. Redemption fees are reimbursed to the Funds and reflected as a reduction in share redemptions on the Statements of Changes in Net Assets. Redemption fees are credited to Paid-in capital and are allocated to each share class of the Funds on a pro-rata basis.
     Goldman Sachs also serves as the Transfer Agent of the Funds for a fee. Fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate as follows: 0.19% of average daily net assets for Class A, Class B and Class C Shares and 0.04% of average daily net assets for Institutional and Service Shares.
     The Trust, on behalf of each Fund, has adopted a Service Plan and Shareholder Administration Plan for Service Shares. These plans allow for Service Shares to compensate service organizations for providing varying levels of personal and account administration and shareholder administration services to their customers who are beneficial owners of such shares. The Service Plan and Shareholder Administration Plan provide for compensation to the service organizations in an amount equal to, on an annualized basis, 0.25% and 0.25%, respectively, of the average daily net assets of the Service Shares.
     For the year ended August 31, 2006, GSAMI has voluntarily agreed to reimburse certain operating expenses. In addition, the Funds have entered into certain offset arrangements with the custodian and the transfer agent resulting in a reduction in the Funds’ expenses. These expense reductions were as follows (in thousands):

		Expense Credits

	Other Expense	Custody	Transfer	Total Expense
Fund	Reimbursement	Fee	Agent Fee	Reductions

International Equity	$141	$ 5	$15	$161

Japanese Equity	247	1	2	250

International Small Cap	282	5	3	290

Emerging Markets Equity	—	60	4	64

Asia Equity	360	6	3	369

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

3. AGREEMENTS (continued)
     As of August 31, 2006, the amounts owed to affiliates of the Trust were as follows (in thousands):

	Management	Distribution and	Transfer
Fund	Fees	Service Fees	Agent Fees	Total

International Equity	$407	$107	$67	$581

Japanese Equity	55	16	8	79

International Small Cap	192	33	21	246

Emerging Markets Equity	923	111	85	1,119

Asia Equity	122	26	18	166

4. PORTFOLIO SECURITIES TRANSACTIONS
The cost of purchases and proceeds of sales and maturities of long-term securities for the year ended August 31, 2006, were as follows:

Fund	Purchases	Sales and Maturities

International Equity	$323,745,467	$262,404,093

Japanese Equity	46,304,529	45,312,545

International Small Cap	147,647,109	112,154,905

Emerging Markets Equity	1,239,100,460	575,386,725

Asia Equity	225,630,509	204,342,784

     For the year ended August 31, 2006, Goldman Sachs earned approximately $26,900, $40,100, $12,600 and $9,200 of brokerage commissions from portfolio transactions, including futures transactions executed on behalf of the International Equity, Japanese Equity, International Small Cap and Emerging Markets Equity Funds, respectively.
5. SECURITIES LENDING
Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and the terms and conditions contained therein, the Funds may lend their securities through a securities lending agent, Boston Global Advisers (“BGA”) — a wholly-owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs and affiliates. In accordance with the Funds’ securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. The market value of the loaned securities is determined at the close of business of the Funds, at their last sale price or official closing price on the principal exchange or system on which they are traded, and any additional required collateral is delivered to the Funds on the next business day. As with other extensions of credit, the Funds bear the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     The Funds invest the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by Goldman Sachs Asset Management L.P. (“GSAM”), for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Funds bear the risk of incurring a loss from the investment of cash collateral due to either credit or market factors. Both the Funds and BGA receive compensation relating to the lending of

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements (continued)
August 31, 2006
5. SECURITIES LENDING (continued)
the Funds’ securities. The amounts earned by the Funds for the year ended August 31, 2006, are reported parenthetically under Investment Income on the Statements of Operations.
     The table below details securities lending activity as of, and for the year ended August 31, 2006:

				Earnings Received
			Earnings of BGA	by the Funds	Amount Payable to
	Market Value	Cash Collateral	Relating to	From Lending to	Goldman Sachs
	of Securities	Received for Loans	Securities Loaned for	Goldman Sachs for	Upon Return of
	on Loan as of	Outstanding as of	the Year Ended	the Year Ended	Securities Loaned as of
Fund	August 31, 2006	August 31, 2006	August 31, 2006	August 31, 2006	August 31, 2006

International Equity	$37,126,830	$39,055,080	$74,558	$11,218	$—

Japanese Equity	384,015	408,730	3,617	333	115,500

International Small Cap	4,180,328	4,378,432	20,960	5,141	1,056,105

Emerging Markets Equity	77,204,808	78,918,650	77,744	14,745	—

6. LINE OF CREDIT FACILITY
The Funds participate in a $400,000,000 committed, unsecured revolving line of credit facility together with other registered investment companies having management or investment advisory agreements with GSAM. Under the most restrictive arrangement, each Fund must own securities having a market value in excess of 300% of each Fund’s total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. The committed facility also requires a fee to be paid by the Funds based on the amount of the commitment that has not been utilized. During the year ended August 31, 2006, the Funds did not have any borrowings under this facility.
7. TAX INFORMATION
The tax character of distributions paid during the fiscal year ended August 31, 2006 was as follows:

				Emerging
	International	Japanese	International	Markets	Asia
	Equity	Equity	Small Cap	Equity	Equity

Distributions paid from:
Ordinary income	$3,279,359	$452,350	$982,161	$1,004,942	$1,281,636
Net long-term capital gains	—	—	—	2,028,998	—

Total taxable distributions	$3,279,359	$452,350	$982,161	$3,033,940	$1,281,636

The tax character of distributions paid during the fiscal year ended August 31, 2005 was as follows:

				Emerging
	International	Japanese	International	Markets	Asia
	Equity	Equity	Small Cap	Equity	Equity

Distributions paid from:
Ordinary income	$9,169,721	$—	$810,227	$371,068	$469,950

Total taxable distributions	$9,169,721	$—	$810,227	$371,068	$469,950

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

7. TAX INFORMATION (continued)
As of August 31, 2006, the components of accumulated earnings (losses) on a tax basis were as follows:

				Emerging
	International	Japanese	International	Markets	Asia
	Equity	Equity	Small Cap	Equity	Equity

Undistributed ordinary income — net	$4,164,452	$—	$132,435	$5,944,165	$739,314
Net long-term capital gains	—	—	—	1,594,623	—

Total undistributed earnings	$4,164,452	$—	$132,435	$7,538,788	$739,314

Capital loss carryforward:[1]
Expiring 2007	—	—	—	—	(2,489,328)
Expiring 2009	—	—	—	—	(3,727,234)
Expiring 2010	(106,700,469)	(11,026,243)	(69,140,653)	—	(15,182,667)
Expiring 2011	(320,228,093)	(5,228,295)	(51,047,001)	—	(525,255)
Expiring 2012	(69,572,929)	(1,408,407)	—	—	—

Total capital loss carryforward[2]	$(496,501,491)	$(17,662,945)	$(120,187,654)	$—	$(21,924,484)

Timing differences (post October losses)	(14,612)	(26,836)	(56,197)	(1,197,227)	(381,236)
Unrealized gains — net	86,166,488	8,460,850	27,580,453	93,955,847	790,250

Total accumulated earnings (losses) — net	$(406,185,163)	$(9,228,931)	$(92,530,963)	$100,297,408	$(20,776,156)

[1]	Expiration occurs on August 31 of the year indicated. Utilization of the International Equity Fund’s losses may be limited under the Internal Revenue Code.
[2]	The Asia Equity Fund utilized $32,040,538 of capital losses and had $23,946,582 of capital losses expire in the current fiscal year.
     At August 31, 2006, the Funds’ aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes were as follows:

				Emerging
	International	Japanese	International	Markets	Asia
	Equity	Equity	Small Cap	Equity	Equity

Tax Cost	$487,383,913	$54,251,367	$177,973,906	$913,896,936	$139,471,457

Gross unrealized gain	90,375,552	10,494,981	40,020,050	100,358,768	6,428,706
Gross unrealized loss	(4,243,709)	(2,021,902)	(12,538,225)	(5,327,466)	(5,605,259)

Net unrealized security gain	$86,131,843	$8,473,079	$27,481,825	$95,031,302	$823,447

Net unrealized gain (loss) on other investments	34,645	(12,229)	98,628	(1,075,455)	(33,197)

Net unrealized gain	$86,166,488	$8,460,850	$27,580,453	$93,955,847	$790,250

     The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales, differences related to the Passive Foreign Investment Company investments, and net mark to market gains (losses) on Section 1256 futures and foreign currency contracts recognized for tax purposes and differences related to the tax treatment of partnership investments.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements (continued)
August 31, 2006
7. TAX INFORMATION (continued)
In order to present certain components of the Funds’ capital accounts on a tax basis, certain reclassifications have been recorded to the Funds’ accounts. These reclassifications have no impact on the net asset value of the Funds. These reclassifications resulted primarily from the differing book/tax treatments for foreign currency transactions, redemptions utilized as distributions, Passive Foreign Investment Companies, certain expiring capital loss carryforwards and the capital loss carryforward assumed in the reorganization described in footnote 8.

			Accumulated
		Accumulated	Undistributed
	Paid-In	Net Realized	Net Investment
Fund	Capital	Gain (Loss)	Income (Loss)

International Equity	$9,994,941	$(10,946,910)	$951,969

Japanese Equity	(43,354)	(617,790)	661,144

International Small Cap	—	(140,152)	140,152

Emerging Markets Equity	2,009,609	(1,696,981)	(312,628)

Asia Equity	(23,946,582)	24,331,716	(385,134)

8. OTHER MATTERS
Fund’s Concentration — As of August 31, 2006 the following Goldman Sachs Asset Allocation Portfolios were beneficial owners of the Emerging Markets Equity Fund (Institutional Shares) (as a percentage of outstanding shares) as follows:

	Goldman Sachs	Goldman Sachs	Goldman Sachs
	Growth and Income	Growth	Equity Growth
Fund	Strategy Portfolio	Strategy Portfolio	Strategy Portfolio

Emerging Markets Equity	5%	5%	3%

Legal Proceedings — Purported class and derivative action lawsuits were filed in April and May 2004 in the United States District Court for the Southern District of New York against the Goldman Sachs Group, Inc. (“GSG”), GSAM and certain related parties, including certain Goldman Sachs Funds including these Funds, and the Trustees and Officers of the Trust. In June 2004, these lawsuits were consolidated into one action and in November 2004 a consolidated and amended complaint was filed against GSG, GSAM, GSAMI, Goldman Sachs and certain related parties including certain Goldman Sachs Funds and the Trustees and Officers of the Trust. These Funds, along with certain other investment portfolios of the Trust, were named as nominal defendants in the amended complaint. Plaintiffs filed a second amended consolidated complaint on April 15, 2005. The second amended consolidated complaint alleges violations of the Act and the Investment Advisers Act of 1940. The complaint also asserts claims involving common law breach of fiduciary duty and unjust enrichment. The complaint alleges, among other things, that between April 2, 1999 and January 9, 2004 (the “Class Period”), GSAM and other defendants made improper and excessive brokerage commission and other payments to brokers that sold shares of the Goldman Sachs Funds and omitted statements of fact in registration statements and reports filed pursuant to the Act which were necessary to prevent such registration statements and reports from being materially false and misleading. The complaint further alleges that the Goldman Sachs Funds paid excessive and improper advisory fees to Goldman Sachs. The complaint also alleges that GSAM and GSAMI used 12b-1 fees for improper purposes and made improper use of soft dollars. The complaint further alleges that the Trust’s Officers and Trustees breached their fiduciary duties in connection with the foregoing. On January 13, 2006, all claims against the defendants were dismissed by the U.S. District Court. On February 22, 2006, the plaintiffs appealed this decision. By agreement, plaintiffs subsequently withdrew their appeal without prejudice but reserved their right to reactivate their appeal pending a decision by the circuit court of appeals in similar litigation.
     Based on currently available information, GSAM and GSAMI believe that the likelihood that the pending purported class and derivative action lawsuit will have a material adverse financial impact on the Funds is remote, and the pending

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

8. OTHER MATTERS (continued)
action is not likely to materially affect their ability to provide investment management services to their clients, including the Goldman Sachs Funds.
Mergers and Reorganizations — At a meeting held on May 11, 2006, the Board of Trustees of the Trust approved an Agreement and Plan of Reorganization (“the Agreement”) providing for the tax-free acquisition of the Goldman Sachs European Equity Fund by the Goldman Sachs International Equity Fund. The acquisition was completed on August 28, 2006.
     Pursuant to the Agreement, the assets and liabilities of the Goldman Sachs European Equity Fund (“Acquired Fund”) Class A, Class B, Class C, Institutional Class and Service Class were transferred into the Goldman Sachs International Equity Fund (“Survivor Fund”) Class A, Class B, Class C, Institutional Class and Service Class respectively, in a tax free exchange as follows:

			Acquired Fund’s
	Exchanged Shares of	Value of	Shares Outstanding
Survivor/Acquired Fund	Survivor Issued	Exchanged Shares	as of August 25, 2006

Goldman Sachs International Equity Class A/Goldman Sachs European Equity Class A	830,850	$17,190,283	1,229,555

Goldman Sachs International Equity Class B/Goldman Sachs European Equity Class B	109,876	2,194,222	161,531

Goldman Sachs International Equity Class C/Goldman Sachs European Equity Class C	59,930	1,172,233	86,282

Goldman Sachs International Equity Institutional Class/Goldman Sachs European Equity Institutional Class	1,105,618	23,394,862	1,660,189

Goldman Sachs International Equity Service Class/Goldman Sachs European Equity Service Class	4,084	85,107	6,025

     The following chart shows the Survivor Fund’s and Acquired Fund’s aggregate net assets (immediately before and after the completion of the acquisition) and the Acquired Fund’s unrealized appreciation.

Survivor Fund’s
	Survivor Fund’s	Acquired Fund’s			Aggregate Net
	Aggregate Net	Aggregate Net	Acquired Fund’s	Acquired Fund’s	Assets
	Assets before	Assets before	Unrealized	Capital Loss	Immediately after
Survivor/Acquired Fund	acquisition	acquisition	Appreciation	Carryforward	acquisition

Goldman Sachs International Equity/Goldman Sachs European Equity	$476,995,852	$44,036,707	$3,023,210	$(24,627,926)	$521,032,559

New Accounting Pronouncements — On July 13, 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Funds’ tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. At this time, management is evaluating the implications of FIN 48 and its impact in the financial statements has not yet been determined.
     On September 15, 2006, the FASB released Statement Financial Accounting Standard No. 157 (“FAS 157”) Fair Value Measurement which provides enhanced guidance for using fair value to measure assets and liabilities. The standard requires companies to provide expanded information about the assets and liabilities measured at fair value and the potential effect of these fair valuations of an entity’s financial performance. The standard does not expand the use of fair value in any new circumstances, but provides clarification on acceptable fair valuation methods and applications. Adoption of FASB 157 is required for fiscal years beginning after November 15, 2007. The standard is not expected to materially impact the Funds’ financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements (continued)
August 31, 2006
9. SUMMARY OF SHARE TRANSACTIONS
Share activity is as follows:

	International Equity

	For the Year Ended		For the Year Ended
	August 31, 2006		August 31, 2005

	Shares	Dollars	Shares	Dollars

Class A Shares
Shares sold	4,425,829	$88,037,043	3,536,381	$59,002,053
Shares issued in connection with merger	830,850	17,190,283	—	—
Reinvestment of dividends and distributions	123,532	2,316,227	365,938	5,942,839
Shares converted from Class B(a)	138,565	2,634,196	227,456	3,752,447
Shares repurchased	(4,330,113)	(85,013,574)	(7,234,150)	(120,024,340)

	1,188,663	25,164,175	(3,104,375)	(51,327,001)

Class B Shares
Shares sold	145,247	2,802,768	77,443	1,236,721
Shares issued in connection with merger	109,876	2,194,222	—	—
Reinvestment of dividends and distributions	—	—	22,653	357,007
Shares converted to Class A(a)	(143,369)	(2,634,196)	(234,950)	(3,752,447)
Shares repurchased	(358,866)	(6,776,314)	(549,548)	(8,745,468)

	(247,112)	(4,413,520)	(684,402)	(10,904,187)

Class C Shares
Shares sold	428,752	8,055,463	299,257	4,755,426
Shares issued in connection with merger	59,930	1,172,233	—	—
Reinvestment of dividends and distributions	2,234	39,829	18,593	287,637
Shares repurchased	(391,125)	(7,384,773)	(378,100)	(6,002,907)

	99,791	1,882,752	(60,250)	(959,844)

Institutional Shares
Shares sold	754,511	15,555,429	369,406	6,262,683
Shares issued in connection with merger	1,105,618	23,394,862	—	—
Reinvestment of dividends and distributions	30,497	583,402	66,378	1,099,217
Shares repurchased	(713,540)	(14,519,845)	(1,837,793)	(31,565,220)

	1,177,086	25,013,848	(1,402,009)	(24,203,320)

Service Shares
Shares sold	37,877	768,046	2,619	44,151
Shares issued in connection with merger	4,084	85,107	—	—
Reinvestment of dividends and distributions	133	2,514	435	7,117
Shares repurchased	(4,525)	(89,907)	(15,838)	(261,821)

	37,569	765,760	(12,784)	(210,553)

NET INCREASE (DECREASE)	2,255,997	$48,413,015	(5,263,820)	$(87,604,905)

(a)	Class B Shares will automatically convert into Class A Shares at the end of the calendar quarter that is eight years after the initial purchase date of either the Fund or another Goldman Sachs Fund.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

Japanese Equity				International Small Cap

For the Year Ended		For the Year Ended		For the Year Ended		For the Year Ended
August 31, 2006		August 31, 2005		August 31, 2006		August 31, 2005

Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars

1,757,788	$20,211,990	1,584,034	$14,115,083	3,409,568	$61,527,231	2,566,613	$37,902,776
—	—	—	—	—	—	—	—
22,464	248,906	—	—	27,717	450,962	12,311	165,585
5,296	59,771	2,747	24,060	12,946	231,285	1,956	28,834
(2,304,005)	(27,162,411)	(2,049,447)	(18,145,153)	(2,059,633)	(37,316,495)	(562,126)	(8,037,797)

(518,457)	(6,641,744)	(462,666)	(4,006,010)	1,390,598	24,892,983	2,018,754	30,059,398

190,372	2,086,530	47,748	408,830	124,439	2,184,858	210,097	2,927,439
—	—	—	—	—	—	—	—
537	5,729	—	—	—	—	1,309	17,045
(5,521)	(59,771)	(2,854)	(24,060)	(13,428)	(231,285)	(2,026)	(28,834)
(130,418)	(1,482,613)	(85,762)	(724,285)	(167,054)	(2,950,160)	(177,777)	(2,431,156)

54,970	549,875	(40,868)	(339,515)	(56,043)	(996,587)	31,603	484,494

379,126	4,310,267	43,441	375,681	176,728	3,078,155	97,836	1,396,516
—	—	—	—	—	—	—	—
585	6,227	—	—	—	—	4,375	56,790
(76,812)	(853,504)	(55,453)	(471,888)	(254,821)	(4,042,923)	(54,727)	(758,145)

302,899	3,462,990	(12,012)	(96,207)	(78,093)	(964,768)	47,484	695,161

883,149	10,465,409	553,798	5,092,015	1,256,399	23,115,600	1,117,887	16,689,174
—	—	—	—	—	—	—	—
9,515	109,144	—	—	19,443	326,438	30,851	426,974
(394,720)	(4,869,265)	(1,263,499)	(11,257,480)	(432,265)	(7,778,230)	(118,576)	(1,721,939)

497,944	5,705,288	(709,701)	(6,165,465)	843,577	15,663,808	1,030,162	15,394,209

25,589	267,455	—	—	35,827	606,599	3,294	47,846
—	—	—	—	—	—	—	—
2	19	—	—	76	1,240	170	2,283
(5,319)	(67,995)	—	—	(8,266)	(131,924)	(7,424)	(103,507)

20,272	199,479	—	—	27,637	475,915	(3,960)	(53,378)

357,628	$3,275,888	(1,225,247)	$(10,607,197)	2,127,676	$39,071,351	3,124,043	$46,579,884

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Notes to Financial Statements (continued)
August 31, 2006
9. SUMMARY OF SHARE TRANSACTIONS (continued)
Share activity is as follows:

	Emerging Markets Equity

	For the Year Ended		For the Year Ended
	August 31, 2006		August 31, 2005

	Shares	Dollars	Shares	Dollars

Class A Shares
Shares sold	19,646,889	$383,466,888	3,701,456	$54,052,780
Reinvestment of dividends and distributions	54,050	962,096	3,236	39,510
Shares converted from Class B(a)	15,495	287,322	1,940	26,836
Shares repurchased	(5,128,757)	(97,171,624)	(1,043,351)	(14,110,956)

	14,587,677	287,544,682	2,663,281	40,008,170

Class B Shares
Shares sold	547,646	10,438,970	188,663	2,435,405
Reinvestment of dividends and distributions	2,393	41,169	—	—
Shares converted to Class A(a)	(16,078)	(287,322)	(2,002)	(26,836)
Shares repurchased	(279,080)	(5,181,008)	(79,245)	(1,008,026)

	254,881	5,011,809	107,416	1,400,543

Class C Shares
Shares sold	1,194,759	22,922,802	127,281	1,678,459
Reinvestment of dividends and distributions	1,569	27,014	—	—
Shares repurchased	(284,761)	(5,165,111)	(33,403)	(436,467)

	911,567	17,784,705	93,878	1,241,992

Institutional Shares
Shares sold	20,608,151	408,262,143	2,803,731	42,374,909
Reinvestment of dividends and distributions	101,412	1,876,129	25,910	328,022
Shares repurchased	(2,162,565)	(43,154,464)	(1,528,560)	(21,822,099)

	18,546,998	366,983,808	1,301,081	20,880,832

Service Shares
Shares sold	56,234	1,064,331	62,334	873,825
Reinvestment of dividends and distributions	458	8,059	101	1,221
Shares repurchased	(127,275)	(2,377,050)	(10,744)	(156,473)

	(70,583)	(1,304,660)	51,691	718,573

NET INCREASE	34,230,540	$676,020,344	4,217,347	$64,250,110

(a)	Class B Shares will automatically convert into Class A Shares at the end of the calendar quarter that is eight years after the initial purchase date of either the Fund or another Goldman Sachs Fund.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

Asia Equity

For the Year Ended		For the Year Ended
August 31, 2006		August 31, 2005

Shares	Dollars	Shares	Dollars

2,458,364	$36,967,552	1,623,850	$20,435,113
50,397	721,183	18,532	217,380
45,604	683,839	26,800	329,549
(984,335)	(15,028,418)	(938,149)	(11,469,681)

1,570,030	23,344,156	731,033	9,512,361

76,346	1,118,782	156,685	1,816,866
2,015	27,764	484	5,490
(47,486)	(683,839)	(27,848)	(329,549)
(200,033)	(2,919,059)	(136,786)	(1,591,282)

(169,158)	(2,456,352)	(7,465)	(98,475)

136,541	1,995,827	37,458	453,672
1,222	16,736	87	985
(45,957)	(651,133)	(31,926)	(382,349)

91,806	1,361,430	5,619	72,308

625,720	9,811,044	1,164,246	14,849,268
28,383	426,322	16,645	204,394
(462,988)	(6,931,004)	(725,460)	(8,821,983)

191,115	3,306,362	455,431	6,231,679

—	—	—	—
—	—	—	—
—	—	—	—

—	—	—	—

1,683,793	$25,555,596	1,184,618	$15,717,873

GOLDMAN SACHS INTERNATIONAL EQUITY FUND
Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from			Distributions to
		investment operations			shareholders

	Net asset	Net
	value,	investment	Net realized	Total from	From net
	beginning	income	and unrealized	investment	investment
Year - Share Class	of year	(loss)(a)	gain (loss)	operations	income

FOR THE YEARS ENDED AUGUST 31,

2006 - A	$17.78	$0.23	$3.19	$3.42	$(0.15)
2006 - B	17.16	0.05	3.11	3.16	—
2006 - C	16.84	0.07	3.03	3.10	(0.04)
2006 - Institutional	18.19	0.31	3.25	3.56	(0.22)
2006 - Service	17.91	0.27	3.13	3.40	(0.12)

2005 - A	14.73	0.09	3.30	3.39	(0.34)
2005 - B	14.26	(0.04)	3.20	3.16	(0.26)
2005 - C	14.03	(0.03)	3.13	3.10	(0.29)
2005 - Institutional	15.05	0.14	3.41	3.55	(0.41)
2005 - Service	14.82	0.06	3.34	3.40	(0.31)

2004 - A	13.41	0.03	1.95	1.98	(0.66)
2004 - B	13.02	(0.06)	1.90	1.84	(0.60)
2004 - C	12.83	(0.05)	1.86	1.81	(0.61)
2004 - Institutional	13.70	0.09	2.01	2.10	(0.75)
2004 - Service	13.38	0.02	1.96	1.98	(0.54)

2003 - A	12.97	0.03	0.56	0.59	(0.15)
2003 - B	12.61	(0.02)	0.53	0.51	(0.10)
2003 - C	12.46	(0.01)	0.51	0.50	(0.13)
2003 - Institutional	13.32	0.10	0.58	0.68	(0.30)
2003 - Service	13.00	0.06	0.55	0.61	(0.23)

2002 - A	15.64	— (c)	(2.61)	(2.61)	(0.06)
2002 - B	15.23	(0.06)	(2.56)	(2.62)	—
2002 - C	15.05	(0.06)	(2.53)	(2.59)	—
2002 - Institutional	16.09	0.13	(2.72)	(2.59)	(0.18)
2002 - Service	15.71	0.04	(2.64)	(2.60)	(0.11)

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the year and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(c)	Amount is less than $0.005 per share.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL EQUITY FUND

					Ratios assuming no
					expense reductions

				Ratio of		Ratio of
		Net assets,	Ratio of	net investment	Ratio of	net investment
Net asset		end of	net expenses	income (loss)	total expenses	income (loss)	Portfolio
value, end	Total	year	to average	to average	to average	to average	turnover
of year	return(b)	(in 000s)	net assets	net assets	net assets	net assets	rate

$21.05	19.26%	$390,054	1.54%	1.15%	1.58%	1.11%	59%
20.32	18.41	14,576	2.29	0.24	2.33	0.20	59
19.90	18.44	22,982	2.29	0.40	2.33	0.36	59
21.53	19.72	99,325	1.14	1.54	1.18	1.50	59
21.19	19.10	1,301	1.64	1.37	1.68	1.33	59

17.78	23.26	308,447	1.54	0.53	1.60	0.47	49
17.16	22.36	16,554	2.29	(0.27)	2.35	(0.33)	49
16.84	22.31	17,770	2.29	(0.21)	2.35	(0.27)	49
18.19	23.84	62,486	1.14	0.83	1.20	0.77	49
17.91	23.17	426	1.64	0.39	1.70	0.33	49

14.73	14.88	301,190	1.74	0.17	1.81	0.10	78
14.26	14.23	23,515	2.29	(0.39)	2.36	(0.46)	78
14.03	14.26	15,643	2.29	(0.36)	2.36	(0.43)	78
15.05	15.53	72,823	1.14	0.63	1.21	0.56	78
14.82	14.90	542	1.64	0.12	1.71	0.05	78

13.41	4.69	313,197	1.80	0.29	1.87	0.22	62
13.02	4.17	26,438	2.30	(0.18)	2.37	(0.25)	62
12.83	4.17	13,814	2.30	(0.12)	2.37	(0.19)	62
13.70	5.39	196,494	1.15	0.82	1.22	0.75	62
13.38	4.93	1,270	1.65	0.52	1.72	0.45	62

12.97	(16.76)	503,843	1.80	0.01	1.86	(0.05)	118
12.61	(17.20)	32,317	2.30	(0.43)	2.36	(0.49)	118
12.46	(17.21)	13,832	2.30	(0.40)	2.36	(0.46)	118
13.32	(16.22)	409,736	1.15	0.90	1.21	0.84	118
13.00	(16.63)	5,122	1.65	0.25	1.71	0.19	118

GOLDMAN SACHS JAPANESE EQUITY FUND
Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from
		investment operations			Distributions to shareholders

	Net asset
	value,	Net	Net realized	Total from	From net	From net
	beginning	investment	and unrealized	investment	investment	realized	Total
Year - Share Class	of year	loss(a)	gain (loss)	operations	income	gains	distributions

FOR THE YEARS ENDED AUGUST 31,

2006 - A	$9.58	$(0.06)	$2.21	$2.15	$(0.08)	$—	$(0.08)
2006 - B	9.21	(0.14)	2.13	1.99	(0.03)	—	(0.03)
2006 - C	9.19	(0.15)	2.14	1.99	(0.04)	—	(0.04)
2006 - Institutional	9.93	(0.02)	2.31	2.29	(0.12)	—	(0.12)
2006 - Service	9.73	(0.07)	2.24	2.17	(0.10)	—	(0.10)

2005 - A	8.61	(0.04)	1.01	0.97	—	—	—
2005 - B	8.34	(0.10)	0.97	0.87	—	—	—
2005 - C	8.32	(0.10)	0.97	0.87	—	—	—
2005 - Institutional	8.89	— (c)	1.04	1.04	—	—	—
2005 - Service	8.75	(0.05)	1.03	0.98	—	—	—

2004 - A	7.39	(0.08)	1.31	1.23	(0.01)	—	(0.01)
2004 - B	7.19	(0.13)	1.28	1.15	—	—	—
2004 - C	7.18	(0.13)	1.27	1.14	—	—	—
2004 - Institutional	7.62	(0.03)	1.34	1.31	(0.04)	—	(0.04)
2004 - Service	7.47	(0.04)	1.33	1.29	(0.01)	—	(0.01)

2003 - A	7.70	(0.06)	(0.25)	(0.31)	—	—	—
2003 - B	7.55	(0.09)	(0.27)	(0.36)	—	—	—
2003 - C	7.53	(0.09)	(0.26)	(0.35)	—	—	—
2003 - Institutional	7.90	(0.02)	(0.26)	(0.28)	—	—	—
2003 - Service	7.77	(0.04)	(0.26)	(0.30)	—	—	—

2002 - A	8.82	(0.09)	(0.95)	(1.04)	—	(0.08)	(0.08)
2002 - B	8.69	(0.13)	(0.93)	(1.06)	—	(0.08)	(0.08)
2002 - C	8.67	(0.13)	(0.93)	(1.06)	—	(0.08)	(0.08)
2002 - Institutional	9.00	(0.04)	(0.98)	(1.02)	—	(0.08)	(0.08)
2002 - Service	8.88	(0.07)	(0.96)	(1.03)	—	(0.08)	(0.08)

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the year and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(c)	Amount is less than $0.005 per share.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS JAPANESE EQUITY FUND

					Ratios assuming no
					expense reductions

				Ratio of		Ratio of
		Net assets,	Ratio of	net investment	Ratio of	net investment
Net asset		end of	net expenses	loss to	total expenses	loss to	Portfolio
value, end	Total	year	to average	average	to average	average	turnover
of year	return(b)	(in 000s)	net assets	net assets	net assets	net assets	rate

$11.65	22.45%	$40,735	1.55%	(0.52)%	1.93%	(0.90)%	73%
11.17	21.58	2,795	2.30	(1.29)	2.68	(1.67)	73
11.14	21.62	5,447	2.30	(1.34)	2.68	(1.72)	73
12.10	23.08	14,571	1.15	(0.17)	1.53	(0.55)	73
11.80	22.39	241	1.65	(0.59)	2.03	(0.97)	73

9.58	11.27	38,443	1.55	(0.46)	2.11	(1.02)	82
9.21	10.43	1,797	2.30	(1.20)	2.86	(1.76)	82
9.19	10.46	1,711	2.30	(1.21)	2.86	(1.77)	82
9.93	11.70	7,018	1.15	(0.04)	1.71	(0.60)	82
9.73	11.20	2	1.65	(0.48)	2.21	(1.04)	82

8.61	16.58	38,544	1.73	(0.92)	2.34	(1.53)	111
8.34	15.99	1,969	2.30	(1.57)	2.91	(2.18)	111
8.32	15.88	1,650	2.30	(1.55)	2.91	(2.16)	111
8.89	17.32	12,588	1.15	(0.28)	1.76	(0.89)	111
8.75	17.27	2	1.65	(0.47)	2.26	(1.08)	111

7.39	(4.03)	19,088	1.84	(0.91)	3.15	(2.22)	115
7.19	(4.77)	1,556	2.34	(1.40)	3.65	(2.71)	115
7.18	(4.65)	1,784	2.34	(1.40)	3.65	(2.71)	115
7.62	(3.54)	5,057	1.19	(0.34)	2.50	(1.65)	115
7.47	(3.86)	1	1.69	(0.54)	3.00	(1.85)	115

7.70	(11.84)	16,863	1.83	(1.11)	3.19	(2.47)	98
7.55	(12.25)	1,807	2.33	(1.59)	3.69	(2.95)	98
7.53	(12.28)	2,389	2.33	(1.60)	3.69	(2.96)	98
7.90	(11.38)	6,480	1.18	(0.45)	2.54	(1.81)	98
7.77	(11.65)	1	1.68	(0.88)	3.04	(2.24)	98

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND
Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from			Distributions to
		investment operations			shareholders

	Net asset	Net
	value,	investment	Net realized	Total from	From net
	beginning	income	and unrealized	investment	investment
Year - Share Class	of year	(loss)(a)	gain (loss)	operations	income

FOR THE YEARS ENDED AUGUST 31,

2006 - A	$15.83	$0.02	$2.41	$2.43	$(0.10)
2006 - B	15.25	(0.13)	2.35	2.22	—
2006 - C	15.19	(0.11)	2.32	2.21	—
2006 - Institutional	16.35	0.09	2.48	2.57	(0.13)
2006 - Service	15.80	0.02	2.39	2.41	(0.08)

2005 - A	12.00	0.03	3.88	3.91	(0.08)
2005 - B	11.65	(0.09)	3.76	3.67	(0.07)
2005 - C	11.64	(0.09)	3.75	3.66	(0.11)
2005 - Institutional	12.43	0.08	4.02	4.10	(0.18)
2005 - Service	12.06	0.01	3.89	3.90	(0.16)

2004 - A	9.22	0.08	2.71	2.79	(0.01)
2004 - B	8.99	0.02	2.65	2.67	(0.01)
2004 - C	8.98	(0.01)	2.67	2.66	—
2004 - Institutional	9.55	0.13	2.83	2.96	(0.08)
2004 - Service	9.29	0.09	2.73	2.82	(0.05)

2003 - A	7.96	— (c)	1.26	1.26	—
2003 - B	7.81	(0.03)	1.21	1.18	—
2003 - C	7.80	(0.03)	1.21	1.18	—
2003 - Institutional	8.20	0.06	1.29	1.35	—
2003 - Service	8.01	0.03	1.25	1.28	—

2002 - A	9.81	(0.07)	(1.78)	(1.85)	—
2002 - B	9.66	(0.11)	(1.74)	(1.85)	—
2002 - C	9.66	(0.11)	(1.75)	(1.86)	—
2002 - Institutional	10.03	(0.01)	(1.82)	(1.83)	—
2002 - Service	9.85	(0.04)	(1.80)	(1.84)	—

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the year and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(c)	Amount is less than $0.005 per share
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND

					Ratios assuming no
					expense reductions

				Ratio of		Ratio of
		Net assets,	Ratio of	net investment	Ratio of	net investment
Net asset		end of	net expenses	income (loss)	total expenses	income (loss)	Portfolio
value, end	Total	year	to average	to average	to average	to average	turnover
of year	return(b)	(in 000s)	net assets	net assets	net assets	net assets	rate

$18.16	15.39%	$98,861	1.64%	0.10%	1.79%	(0.05)%	60%
17.47	14.56	4,615	2.39	(0.73)	2.54	(0.88)	60
17.40	14.55	8,314	2.39	(0.66)	2.54	(0.81)	60
18.79	15.79	92,505	1.24	0.48	1.39	0.33	60
18.13	15.29	750	1.74	0.10	1.89	(0.05)	60

15.83	32.70	64,169	1.64	0.17	1.95	(0.14)	67
15.25	31.63	4,885	2.39	(0.64)	2.70	(0.95)	67
15.19	31.65	8,445	2.39	(0.63)	2.70	(0.94)	67
16.35	33.27	66,670	1.24	0.52	1.55	0.21	67
15.80	32.54	217	1.74	0.06	2.05	(0.25)	67

12.00	30.33	24,420	1.85	0.70	2.43	0.12	99
11.65	29.66	3,362	2.39	0.17	2.97	(0.41)	99
11.64	29.62	5,918	2.39	(0.05)	2.97	(0.63)	99
12.43	31.07	37,898	1.24	1.12	1.82	0.54	99
12.06	30.38	213	1.74	0.73	2.32	0.15	99

9.22	15.83	29,846	1.91	0.02	2.66	(0.73)	87
8.99	15.11	1,285	2.41	(0.38)	3.16	(1.13)	87
8.98	15.13	1,653	2.41	(0.44)	3.16	(1.19)	87
9.55	16.46	28,721	1.26	0.83	2.01	0.08	87
9.29	15.98	56	1.76	0.34	2.51	(0.41)	87

7.96	(18.86)	51,188	2.03	(0.77)	2.37	(1.11)	56
7.81	(19.15)	1,171	2.53	(1.22)	2.87	(1.56)	56
7.80	(19.25)	1,377	2.53	(1.23)	2.87	(1.57)	56
8.20	(18.25)	41,175	1.38	(0.12)	1.72	(0.46)	56
8.01	(18.68)	25	1.88	(0.49)	2.22	(0.83)	56

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND
Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from
		investment operations			Distributions to shareholders

	Net asset	Net
	value,	investment	Net realized	Total from	From net	From net
	beginning	income	and unrealized	investment	investment	realized	Total
Year - Share Class	of year	(loss)(a)	gain (loss)	operations	income	gains	distributions

FOR THE YEARS ENDED AUGUST 31,

2006 - A	$15.76	$0.16	$4.12	$4.28	$(0.03)	$(0.10)	$(0.13)
2006 - B	15.24	(0.02)	4.02	4.00	—	(0.10)	(0.10)
2006 - C	15.26	0.03	3.97	4.00	—	(0.10)	(0.10)
2006 - Institutional	16.39	0.24	4.29	4.53	(0.07)	(0.10)	(0.17)
2006 - Service	15.56	0.04	4.16	4.20	—	(0.10)	(0.10)

2005 - A	10.49	0.09	5.19	5.28	(0.01)	—	(0.01)
2005 - B	10.19	(0.01)	5.06	5.05	—	—	—
2005 - C	10.22	— (c)	5.04	5.04	—	—	—
2005 - Institutional	10.92	0.14	5.41	5.55	(0.08)	—	(0.08)
2005 - Service	10.38	0.08	5.13	5.21	(0.03)	—	(0.03)

2004 - A	9.14	0.04	1.35	1.39	(0.04)	—	(0.04)
2004 - B	8.91	(0.01)	1.31	1.30	(0.02)	—	(0.02)
2004 - C	8.92	(0.02)	1.32	1.30	—	—	—
2004 - Institutional	9.49	0.09	1.42	1.51	(0.08)	—	(0.08)
2004 - Service	9.06	0.06	1.33	1.39	(0.07)	—	(0.07)

2003 - A	7.14	0.03	1.97	2.00	—	—	—
2003 - B	7.00	(0.01)	1.92	1.91	—	—	—
2003 - C	7.01	(0.01)	1.92	1.91	—	—	—
2003 - Institutional	7.37	0.08	2.04	2.12	—	—	—
2003 - Service	7.07	0.04	1.95	1.99	—	—	—

2002 - A	7.21	(0.04)	(0.03)	(0.07)	—	—	—
2002 - B	7.09	(0.08)	(0.01)	(0.09)	—	—	—
2002 - C	7.11	(0.08)	(0.02)	(0.10)	—	—	—
2002 - Institutional	7.38	0.01	(0.02)	(0.01)	—	—	—
2002 - Service	7.12	(0.06)	0.01	(0.05)	—	—	—

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the year and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(c)	Amount is less than $0.005 per share.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND

					Ratios assuming no
					expense reductions

				Ratio of		Ratio of
		Net assets,	Ratio of	net investment	Ratio of	net investment
Net asset		end of	net expenses	income (loss)	total expenses	income (loss)	Portfolio
value, end	Total	year	to average	to average	to average	to average	turnover
of year	return(b)	(in 000s)	net assets	net assets	net assets	net assets	rate

$19.91	27.17%	$400,757	1.81%	0.82%	1.81%	0.82%	101%
19.14	26.24	12,516	2.56	(0.11)	2.56	(0.11)	101
19.16	26.28	21,024	2.56	0.18	2.56	0.18	101
20.75	27.74	498,643	1.41	1.18	1.41	1.18	101
19.66	27.07	704	1.89	0.22	1.89	0.22	101

15.76	50.51	87,292	1.99	0.63	2.06	0.56	91
15.24	49.51	6,080	2.74	(0.11)	2.81	(0.18)	91
15.26	49.32	2,835	2.74	0.02	2.81	(0.05)	91
16.39	51.00	89,841	1.59	1.01	1.66	0.94	91
15.56	50.25	1,655	2.09	0.58	2.16	0.51	91

10.49	15.20	30,159	2.18	0.36	2.33	0.21	150
10.19	14.68	2,971	2.74	(0.13)	2.89	(0.28)	150
10.22	14.70	939	2.74	(0.22)	2.89	(0.37)	150
10.92	15.91	45,644	1.59	0.82	1.74	0.67	150
10.38	15.36	567	2.09	0.56	2.24	0.41	150

9.14	28.01	24,504	2.25	0.40	2.42	0.23	82
8.91	27.29	1,428	2.75	(0.10)	2.92	(0.27)	82
8.92	27.10	972	2.75	(0.18)	2.92	(0.35)	82
9.49	28.77	78,132	1.60	1.07	1.77	0.90	82
9.06	28.15	185	2.10	0.52	2.27	0.35	82

7.14	(0.97)	22,442	2.25	(0.51)	2.56	(0.82)	104
7.00	(1.27)	1,351	2.75	(1.03)	3.06	(1.34)	104
7.01	(1.41)	706	2.75	(1.04)	3.06	(1.35)	104
7.37	(0.14)	66,920	1.60	0.13	1.91	(0.18)	104
7.07	(0.70)	50	2.10	(0.93)	2.41	(1.24)	104

GOLDMAN SACHS ASIA EQUITY FUND
Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from			Distributions to
		investment operations			shareholders

	Net asset	Net
	value,	investment	Net realized	Total from	From net
	beginning	income	and unrealized	investment	investment
Year - Share Class	of year	(loss)(a)	gain (loss)	operations	income

FOR THE YEARS ENDED AUGUST 31,

2006 - A	$13.38	$0.10	$2.28	$2.38	$(0.16)
2006 - B	12.85	(0.05)	2.22	2.17	(0.08)
2006 - C	12.79	(0.01)	2.17	2.16	(0.10)
2006 - Institutional	14.05	0.15	2.40	2.55	(0.18)

2005 - A	10.47	0.16	2.82	2.98	(0.07)
2005 - B	10.08	0.04	2.74	2.78	(0.01)
2005 - C	10.03	0.06	2.71	2.77	(0.01)
2005 - Institutional	11.00	0.23	2.95	3.18	(0.13)

2004 - A	9.37	0.06	1.11	1.17	(0.07)
2004 - B	9.04	0.01	1.06	1.07	(0.03)
2004 - C	9.00	0.01	1.06	1.07	(0.04)
2004 - Institutional	9.82	0.20	1.09	1.29	(0.11)

2003 - A	8.65	0.07	0.65	0.72	—
2003 - B	8.39	0.02	0.63	0.65	—
2003 - C	8.37	0.03	0.60	0.63	—
2003 - Institutional	8.97	0.21	0.64	0.85	—

2002 - A	8.07	0.06	0.52	0.58	—
2002 - B	7.87	0.01	0.51	0.52	—
2002 - C	7.85	0.02	0.50	0.52	—
2002 - Institutional	8.32	0.12	0.53	0.65	—

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the year and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS ASIA EQUITY FUND

					Ratios assuming no
					expense reductions

				Ratio of		Ratio of
		Net assets,	Ratio of	net investment	Ratio of	net investment
Net asset		end of	net expenses	income (loss)	total expenses	income (loss)	Portfolio
value, end	Total	year	to average	to average	to average	to average	turnover
of year	return(b)	(in 000s)	net assets	net assets	net assets	net assets	rate

$15.60	17.77%	$93,917	1.60%	0.63%	1.87%	0.36%	162%
14.94	16.93	3,430	2.35	(0.36)	2.62	(0.63)	162
14.85	16.94	3,790	2.35	(0.06)	2.62	(0.33)	162
16.42	18.29	42,674	1.20	0.97	1.47	0.70	162

13.38	28.64	59,572	1.60	1.25	1.99	0.86	66
12.85	27.63	5,124	2.35	0.38	2.74	(0.01)	66
12.79	27.60	2,090	2.35	0.48	2.74	0.09	66
14.05	29.06	33,833	1.20	1.74	1.59	1.35	66

10.47	12.53	38,943	1.79	0.62	2.40	0.01	105
10.08	11.85	4,096	2.35	0.08	2.96	(0.53)	105
10.03	11.89	1,582	2.35	0.06	2.96	(0.55)	105
11.00	13.21	21,475	1.20	1.74	1.81	1.13	105

9.37	8.20	35,070	1.89	0.87	3.34	(0.58)	224
9.04	7.62	3,185	2.39	0.32	3.84	(1.13)	224
9.00	7.53	1,215	2.39	0.38	3.84	(1.07)	224
9.82	9.35	3,161	1.24	2.65	2.69	1.20	224

8.65	7.18	29,635	1.87	0.70	3.17	(0.60)	161
8.39	6.73	3,101	2.37	0.17	3.67	(1.13)	161
8.37	6.62	1,055	2.37	0.23	3.67	(1.07)	161
8.97	7.80	4,068	1.22	1.35	2.52	0.05	161

Report of Independent Registered Public Accounting Firm
To the Trustees and Shareholders of
Goldman Sachs Trust — International Equity Funds:
In our opinion, the accompanying statements of assets and liabilities, including the statements of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Goldman Sachs International Equity Fund, Goldman Sachs Japanese Equity Fund, Goldman Sachs International Small Cap Fund (formerly Goldman Sachs International Growth Opportunities Fund), Goldman Sachs Emerging Markets Equity Fund, and Goldman Sachs Asia Equity Fund (formerly Goldman Sachs Asia Growth Fund) (collectively “the International Equity Funds”), portfolios of Goldman Sachs Trust, at August 31, 2006, and the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods indicated therein, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the International Equity Funds’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of investments at August 31, 2006, by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 2006

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Fund Expenses (Unaudited) — Six Month Period Ended August 31, 2006
          As a shareholder of Class A, Class B, Class C, Institutional or Service Shares of the Funds you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments (with respect to Class A Shares), contingent deferred sales charges (loads) on redemptions (with respect to Class B and Class C Shares), and redemption fees (with respect to Class A, Class B, Class C, Institutional and Service Shares, if any); and (2) ongoing costs, including management fees; distribution and service (12b-1) fees (with respect to Class A, Class B and Class C Shares); and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in Class A, Class B, Class C, Institutional and Service Shares of the Funds and to compare these costs with the ongoing costs of investing in other mutual funds.
          The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from March 1, 2006 through August 31, 2006.
Actual Expenses — The first line under each share class in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.
Hypothetical Example for Comparison Purposes — The second line under each share class in the table below provides information about hypothetical account values and hypothetical expenses based on the Funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which are not the Funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
          Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	International Equity Fund				Japanese Equity Fund				International Small Cap Fund				Emerging Markets Equity Fund				Asia Equity Fund

				Expenses				Expenses				Expenses				Expenses			Expenses
	Beginning	Ending		Paid for the	Beginning	Ending		Paid for the	Beginning	Ending		Paid for the	Beginning	Ending		Paid for the	Beginning	Ending	Paid for the
	Account Value	Account Value		6 months ended	Account Value	Account Value		6 months ended	Account Value	Account Value		6 months ended	Account Value	Account Value		6 months ended	Account Value	Account Value	6 months ended
Share Class	3/1/06	8/31/06		8/31/06*	3/1/06	8/31/06		8/31/06*	3/1/06	8/31/06		8/31/06*	3/1/06	8/31/06		8/31/06*	3/1/06	8/31/06	8/31/06*

Class A
Actual	$1,000.00	$1,044.70		$ 7.96	$1,000.00	$975.70		$ 7.73	$1,000.00	$985.30		$ 8.21	$1,000.00	$974.50		$ 8.90	$1,000.00	$1,012.30	$ 8.10
Hypothetical 5% return	1,000.00	1,017.42	+	7.85	1,000.00	1,017.38	+	7.90	1,000.00	1,016.94	+	8.34	1,000.00	1,016.19	+	9.09	1,000.00	1,017.15	8.12

Class B
Actual	1,000.00	1,041.00		11.80	1,000.00	972.10		11.45	1,000.00	982.00		11.93	1,000.00	970.60		12.55	1,000.00	1,008.80	11.86
Hypothetical 5% return	1,000.00	1,013.64	+	11.64	1,000.00	1,013.60	+	11.69	1,000.00	1,013.17	+	12.11	1,000.00	1,012.46	+	12.82	1,000.00	1,013.40	11.88

Class C
Actual	1,000.00	1,040.80		11.80	1,000.00	972.10		11.46	1,000.00	981.90		11.94	1,000.00	970.60		12.60	1,000.00	1,008.10	11.89
Hypothetical 5% return	1,000.00	1,013.64	+	11.64	1,000.00	1,013.60	+	11.69	1,000.00	1,013.17	+	12.11	1,000.00	1,012.46	+	12.82	1,000.00	1,013.40	11.88

Institutional
Actual	1,000.00	1,046.70		5.91	1,000.00	978.20		5.75	1,000.00	987.40		6.21	1,000.00	976.00		6.91	1,000.00	1,014.20	6.08
Hypothetical 5% return	1,000.00	1,019.43	+	5.83	1,000.00	1,019.40	+	5.87	1,000.00	1,018.96	+	6.31	1,000.00	1,018.21	+	7.06	1,000.00	1,019.17	6.09

Service
Actual	1,000.00	1,043.80		8.49	1,000.00	975.20		8.23	1,000.00	985.30		8.72	1,000.00	973.70		9.18
Hypothetical 5% return	1,000.00	1,016.90	+	8.38	1,000.00	1,016.87	+	8.41	1,000.00	1,016.42	+	8.86	1,000.00	1,015.90	+	9.38	N/A	N/A	N/A

*	Expenses for each share class are calculated using each Fund’s annualized expense ratio for each class, which represents the ongoing expenses as a percentage of net assets for the six months ended August 31, 2006. Expenses are calculated by multiplying the annualized expense ratio by the average account value for the period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the fiscal year. The annualized net expense ratios for the period were as follows:

Fund	Class A	Class B	Class C	Institutional	Service

International Equity	1.54%	2.29%	2.29%	1.15%	1.64%
Japanese Equity	1.55	2.30	2.30	1.15	1.65
International Small Cap	1.64	2.39	2.39	1.24	1.74
Emerging Markets Equity	1.81	2.56	2.56	1.41	1.89
Asia Equity	1.60	2.35	2.35	1.20	N/A

+	Hypothetical expenses are based on each Fund’s actual expense ratios and an assumed rate of return of 5% per year before expenses.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Statement Regarding Basis for Approval of Management Agreement (Unaudited)
     The Trustees oversee the management of Goldman Sachs Trust (the “Trust”), and review the investment performance and expenses of the investment funds covered by this Report (the “Funds”) at regularly scheduled meetings held during the Funds’ fiscal year. In addition, the Trustees determine annually whether to approve and continue the Trust’s investment management agreement (the “Management Agreement”) with Goldman Sachs Asset Management International (the “Investment Adviser”) for the Funds.
     The Management Agreement was most recently approved by the Trustees, including all of the Trustees who are not parties to the Management Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party thereto (the “Independent Trustees”), on June 15, 2006 (the “Annual Contract Meeting”).
     To assist the Trustees in their deliberations at the Annual Contract Meeting, and in addition to the reviews of the Funds’ investment performance, expenses and other matters at other regularly scheduled meetings, the Trustees have a Contract Review Committee (the “Committee”) whose members include all of the Independent Trustees. The Committee held meetings on December 15, 2005, February 8, 2006 and May 10, 2006. At these Committee meetings, the Independent Trustees considered matters relating to the Management Agreement including: (a) the Funds’ investment performance; (b) the Funds’ management fee arrangements; (c) the Investment Adviser’s undertaking to reimburse certain expenses of the Funds that exceed specified levels; (d) the Investment Adviser’s potential economies of scale and the breakpoints implemented in 2005 for the fees payable by the Funds under the Management Agreement; (e) the relative expense levels of the Funds; (f) information on the advisory fees charged by the Investment Adviser to institutional accounts; (g) the Investment Adviser’s profitability with respect to the Trust and the Funds; (h) the quality of the non-advisory services provided to the Funds; (i) the statutory and regulatory requirements applicable to the approval and continuation of mutual fund investment management agreements; (j) an evaluation of the Trustees’ contract review process provided by an outside third party; and (k) information on the processes followed by the third party mutual fund data provider engaged as part of the Trustees’ contract review (the “Outside Data Provider”) in producing investment performance and expense comparisons for the Funds.
     At the Annual Contract Meeting, the Trustees reviewed the matters that were considered at the Committee meetings and also considered additional matters including: (a) a summary of fee concessions by the Investment Adviser and its affiliates with respect to the Goldman Sachs mutual funds since 2003; (b) the quality of the Investment Adviser’s services; (c) the structure, staff and capabilities of the Investment Adviser and its portfolio management teams; (d) the groups within the Investment Adviser that support the portfolio management teams, including the legal and compliance departments, the credit department, the valuation oversight group, the risk and performance analytics group, the business planning team and the technology group; (e) the Investment Adviser’s business continuity and disaster recovery planning; (f) the Investment Adviser’s financial resources and its ability to hire and retain talented personnel; (g) the fees received by the Investment Adviser’s affiliates from the Funds for transfer agency, securities lending, distribution, portfolio brokerage and other services; (h) the terms of the Management Agreement; (i) the administrative services provided under the Management Agreement, including the nature and extent of the Investment Adviser’s oversight of the Funds’ other service providers including the custodian and fund accounting agent; and (j) the Investment Adviser’s policies addressing various types of potential conflicts of interest. At the Annual Contract Meeting, the Trustees also considered at further length the Funds’ investment performance, fees and expenses, including the Funds’ expense trends over time and the breakpoints in the contractual fee rates under the Management Agreement that were approved in 2005.
     In connection with the Committee meetings and the Annual Contract Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel regarding their responsibilities under applicable law. Also, in conjunction with these meetings, the Trustees attended other sessions at which the Trustees reviewed the commission rates paid by the Funds on brokerage transactions, the Investment Adviser’s receipt of research services in connection with those transactions, and the payment of Rule 12b-1 distribution and service fees by the Funds. Information was also provided to the Trustees relating to the Funds’ portfolio turnover rates, revenue sharing by the Investment Adviser, portfolio manager compensation and the alignment of the interests of the Funds and the portfolio managers, the number and types of accounts managed by the portfolio managers, and other matters. During the course of their deliberations, the Independent Trustees met in executive sessions without employees of the Investment Adviser or its affiliates present.
     The presentations made at the Contract Review Committee meetings and at the Annual Contract Meeting encompassed the Funds and other mutual fund portfolios for which the Board of Trustees has responsibility. While the Management Agreement for all of the Funds was approved at the same Annual Contract Meeting, the Trustees considered the Management Agreement as it applied to each Fund separately.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Statement Regarding Basis for Approval of Management Agreement (Unaudited) (continued)
     In evaluating the Management Agreement at the Annual Contract Meeting, the Trustees relied upon their knowledge, resulting from their meetings and other interactions throughout the year, of the Investment Adviser, its services and the Funds. At those meetings the Trustees received materials relating to the Investment Adviser’s investment management and other services under the Management Agreement, including: (a) information on the investment performance of the Funds in comparison to other mutual funds and benchmark performance indices; (b) general investment outlooks in the markets in which the Funds invest; (c) compliance reports; and (d) expenses borne by the Funds. In addition, the Trustees were provided with disclosure materials regarding the Goldman Sachs mutual funds and their expenses that were provided to investors who had invested in the funds, as well as information on the Goldman Sachs mutual funds’ competitive universe and the broad range of other investment choices that are available to those investors.
     In connection with their approval of the Management Agreement, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. As part of their review, the Trustees considered the nature, extent and quality of the services provided by the Investment Adviser. In this regard, the Trustees considered both the investment advisory services, and the other, non-advisory services, that are provided to the Funds by the Investment Adviser and its affiliates. These services include services as the Funds’ transfer agent, securities lending agent and distributor. In addition, affiliates of the Investment Adviser receive compensation in connection with the execution of the Funds’ portfolio securities transactions and sales loads on the sale of certain classes of shares offered by the Funds. The Trustees concluded that the Investment Adviser was both able to commit substantial financial and other resources to the operations of the Funds and had, in fact, continued to commit those resources in multiple areas including portfolio management, trading, technology, human resources, tax, treasury, legal, compliance, vendor oversight and risk management. The Trustees also believed that the Investment Adviser had made significant commitments to address regulatory compliance requirements applicable to the Funds and the Investment Adviser, including education and training initiatives.
     The Trustees also considered the investment performance of the Funds and the Investment Adviser. In this regard, the Trustees compared the investment performance of the Funds to the performance of other SEC-registered funds and to rankings and ratings issued by the Outside Data Provider. The Trustees also reviewed the Funds’ investment performance relative to their respective performance benchmarks. For Funds that had been in existence for the respective periods, this information on the Funds’ investment performance was provided for one, three and five year periods. In addition, the Trustees considered the investment performance trends of the Funds over time, and reviewed the investment performance of the Funds in light of their respective investment objectives and policies, as well as in light of periodic analyses of their respective quality and risk profiles. In addition, the Trustees considered whether the Funds had operated within their investment policies, and their record of compliance with their investment limitations. The Trustees believed that the Funds were providing investment performance within a competitive range for long-term investors. In this connection the Trustees noted the steps that had been taken to restructure the portfolio management team for the Funds, including the hiring of a new chief investment officer and the implementation of structural changes in the portfolio management process. In addition, the Trustees noted that it was proposed that the European Equity Fund be reorganized into the International Equity Fund.
     The Board of Trustees also considered the contractual fee rates payable by the Funds under the Management Agreement. In this regard, the Trustees considered information on the services rendered by the Investment Adviser to the Funds, which included both advisory and administrative services that were directed to the needs and operations of the Funds as registered mutual funds. They also considered information that indicated that these mutual fund services differed in various significant respects from the services provided to the Investment Adviser’s institutional accounts, which generally paid lower fees. In addition, the fees paid by the Funds and the Funds’ total operating expense ratios (before and after voluntary fee waivers and expense reimbursements) were compared to similar information for mutual funds advised by other, unaffiliated investment management firms. Most of the comparisons of the Funds’ fee rates and total operating expense ratios were prepared by the Outside Data Provider.
     More particularly, the Trustees reviewed analyses prepared by the Outside Data Provider of the expense rankings of the Funds. The analyses provided a comparison of the Funds’ management fees to relevant peer groups and category universes; an expense analysis which compared each Fund’s expenses to a peer group and a category universe; and a five-year history comparing each Fund’s expenses to a category average. The analyses also compared the Funds’ transfer agency fees, custody and accounting fees and other expenses to peer groups and medians. The Trustees believed that the comparisons provided by the Outside Data Provider were useful in evaluating the reasonableness of the management fees paid by the Fund. In addition, the Trustees noted the Investment Adviser’s voluntary undertaking to limit the Funds’ total expense ratios (excluding certain expenses) to specified levels.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Statement Regarding Basis for Approval of Management Agreement (Unaudited) (continued)
     The Board of Trustees also considered the reduction in the contractual fee rate payable by the International Small Cap Fund under the Management Agreement that was approved by the Trustees in 2004, and the breakpoints in the contractual fee rates under the Management Agreement for each of the Funds that were approved in 2005, which had been implemented at the following annual percentages of the average daily net assets of the respective Funds:

	Management Fee	Average Daily
Fund	Annual Rate	Net Assets

International Equity Fund	1.00%	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

European Equity Fund	1.00	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

Japanese Equity Fund	1.00	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

International Small Cap Fund	1.10	First $2 Billion
	0.99	Over $2 Billion

Emerging Markets Equity Fund	1.20	First $2 Billion
	1.08	Over $2 Billion

Asia Equity Fund	1.00	First $1 Billion
	0.90	Next $1 Billion
	0.86	Over $2 Billion

In approving these new fee breakpoints, the Trustees had reviewed information regarding the Investment Adviser’s potential economies of scale, and whether the Funds and their shareholders were participating in the benefits of these economies. In this regard, the Trustees considered the amount of assets in the Funds; the information provided by the Investment Adviser relating to the costs of the services provided by the Investment Adviser and its affiliates and the profits realized by them; and information comparing fee rates charged by the Investment Adviser with fee rates charged by other, unaffiliated investment managers to other mutual funds. Upon reviewing these matters again at the Annual Contract Meeting in 2006, the Trustees continued to believe that the fee breakpoints were a way to ensure that benefits of scalability would be passed along to shareholders at the specified asset levels.
     The Trustees also considered the other benefits derived by the Investment Adviser and its affiliates from the Funds as stated above, including the fees received by them for transfer agency, securities lending, distribution and brokerage services, and the brokerage and research services received by the Investment Adviser in connection with the placement of brokerage transactions for the Funds. In this regard, the Trustees noted that the Investment Adviser had adopted a policy to cease obtaining third party non-broker research based on the Funds’ brokerage commissions and that a brokerage recapture program had been established for the Funds. The Trustees also noted again the reduction in the Funds’ distribution and service fees on Class A Shares of the Funds that was approved by the Trustees in 2004. In addition, the Trustees reviewed the Investment Adviser’s pre-tax revenues and pre-tax margins with respect to the Trust and the Funds. In this regard the Trustees reviewed, among other things, profitability analyses and summaries, revenue and expense schedules and expense allocation methodologies, as well as a report of independent accountants regarding the results of certain agreed-upon procedures to verify expense allocation calculations that were designed to assist the Trustees in their evaluation of the Investment Adviser’s schedules of revenues and expenses. The Trustees considered the Investment Adviser’s revenues and margins both in absolute terms and in comparison to the information on the reported margins earned by other asset management firms.
     After deliberation and consideration of the information provided, including the factors described above, the Trustees concluded that the management fees paid by the Funds were reasonable in light of the services provided by the Investment Adviser, its costs and the Funds’ current and reasonably anticipated asset levels, and that the Management Agreement should be approved and continued.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Trustees and Officers (Unaudited)
Independent Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

Ashok N. Bakhru Age: 64	Chairman of the Board of Trustees	Since 1991	President, ABN Associates (July 1994-March 1996 and November 1998-Present); Executive Vice President — Finance and Administration and Chief Financial Officer, Coty Inc. (manufacturer of fragrances and cosmetics) (April 1996-November 1998); Director of Arkwright Mutual Insurance Company (1984-1999); Trustee of International House of Philadelphia (program center and residential community for students and professional trainees from the United States and foreign countries) (1989-2004); Member of Cornell University Council (1992-2004); Trustee of the Walnut Street Theater (1992-2004); Trustee, Scholarship America (1998-2005); Trustee, Institute for Higher Education Policy (2003-Present); Director, Private Equity Investors — III and IV (November 1998-Present), and Equity-Limited Investors II (April 2002-Present); and Chairman, Lenders Service Inc. (provider of mortgage lending services) (2000-2003).

			Chairman of the Board of Trustees — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	None

John P. Coblentz, Jr. Age: 65	Trustee	Since 2003	Partner, Deloitte & Touche LLP (June 1975-May 2003). Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	None

Patrick T. Harker Age: 47	Trustee	Since 2000	Dean and Reliance Professor of Operations and Information Management, The Wharton School, University of Pennsylvania (February 2000-Present); Interim and Deputy Dean, The Wharton School, University of Pennsylvania (July 1999-Present); and Professor and Chairman of Department of Operations and Information Management, The Wharton School, University of Pennsylvania (July 1997-August 2000). Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	None

Mary P. McPherson Age: 71	Trustee	Since 1997	Vice President, The Andrew W. Mellon Foundation (provider of grants for conservation, environmental and educational purposes) (October 1997-Present); Director, Smith College (1998-Present); Director, Josiah Macy, Jr. Foundation (health educational programs) (1977-Present); Director, Philadelphia Contributionship (insurance) (1985-Present); Director Emeritus, Amherst College (1986-1998); Director, The Spencer Foundation (educational research) (1993-February 2003); member of PNC Advisory Board (banking) (1993-1998); Director, American School of Classical Studies in Athens (1997-Present); and Trustee, Emeriti Retirement Health Solutions (post-retirement medical insurance program for non-profit institutions) (Since 2005).

			Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	None

Wilma J. Smelcer Age: 57	Trustee	Since 2001	Chairman, Bank of America, Illinois (banking) (1998-January 2001); and Governor, Board of Governors, Chicago Stock Exchange (national securities exchange) (April 2001-April 2004). Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	Lawson Products Inc. (distributor of industrial products).

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Trustees and Officers (Unaudited) (continued)
Independent Trustees

Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

Richard P. Strubel Age: 67	Trustee	Since 1987	Vice Chairman and Director, Cardean Leaning Group (provider of educational services via the internet) (2003-Present); President, COO and Director, Cardean Learning Group (1999-2003); Director, Cantilever Technologies, Inc. (a private software company) (1999-2005); Trustee, The University of Chicago (1987-Present); and Managing Director, Tandem Partners, Inc. (management services firm) (1990-1999). Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	Gildan Activewear Inc. (clothing marketing and manufacturing company); Cardean Learning Group (provider of educational services via the internet); Northern Mutual Fund Complex (53 Portfolios).

Interested Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

*Alan A. Shuch Age: 56	Trustee	Since 1990	Advisory Director — GSAM (May 1999-Present); Consultant to GSAM (December 1994-May 1999); and Limited Partner, Goldman Sachs (December 1994- May 1999). Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).	77	None

*Kaysie P. Uniacke Age: 45	Trustee &	Since 2001	Managing Director, GSAM (1997-Present).	77	None
President	Since 2002	Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).

President — Goldman Sachs Mutual Fund Complex (2002-Present) (registered investment companies).

Assistant Secretary — Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).

			Trustee — Gettysburg College

*	These persons are considered to be “Interested Trustees” because they hold positions with Goldman Sachs and own securities issued by The Goldman Sachs Group, Inc. Each Interested Trustee holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
[1]	Each Trustee may be contacted by writing to the Trustee, c/o Goldman Sachs, One New York Plaza, 37th Floor, New York, New York, 10004, Attn: Peter V. Bonanno.
[2]	The Trust is a successor to a Massachusetts business trust that was combined with the Trust on April 30, 1997.
[3]	Each Trustee holds office for an indefinite term until the earliest of: (a) the election of his or her successor; (b) the date the Trustee resigns or is removed by the Board of Trustees or shareholders, in accordance with the Trust’s Declaration of Trust; (c) the date the Trustee attains the age of 72 years (in accordance with the current resolutions of the Board of Trustees, which may be changed by the Trustees without shareholder vote); or (d) the termination of the Trust.
[4]	The Goldman Sachs Mutual Fund Complex consists of the Trust and Goldman Sachs Variable Insurance Trust. As of August 31, 2006, the Trust consisted of 65 portfolios, including the Funds described in this Annual Report, and Goldman Sachs Variable Insurance Trust consisted of 12 portfolios.
[5]	This column includes only directorships of companies required to report to the SEC under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the Act.
Additional information about the Trustees is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States of America): 1-800-292-4726.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS
Trustees and Officers (Unaudited) (continued)
Officers of the Trust*

Term of
Office and
	Position(s) Held	Length of
Name, Age And Address	With the Trust	Time Served[1]	Principal Occupation(s) During Past 5 Years

Kaysie P. Uniacke 32 Old Slip New York, NY 10005 Age: 45	President & Trustee	Since 2002 Since 2001	Managing Director, GSAM (1997-Present).

Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies).

President — Goldman Sachs Mutual Fund Complex (registered investment companies).

Assistant Secretary — Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).

Trustee — Gettysburg College

James A. Fitzpatrick 71 South Wacker Drive Suite 500 Chicago, IL 60606 Age: 46	Vice President	Since 1997	Managing Director, Goldman Sachs (October 1999-Present); and Vice President of GSAM (April 1997-December 1999). Vice President — Goldman Sachs Mutual Fund Complex (registered investment companies).

James A. McNamara 32 Old Slip New York, NY 10005 Age: 43	Vice President	Since 2001	Managing Director, Goldman Sachs (December 1998-Present); Director of Institutional Fund Sales, GSAM (April 1998-December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993-April 1998).

Vice President — Goldman Sachs Mutual Fund Complex (registered investment companies).

Trustee — Goldman Sachs Mutual Fund Complex (registered investment companies) (December 2002-May 2004)

John M. Perlowski 32 Old Slip New York, NY 10005 Age: 41	Treasurer	Since 1997	Managing Director, Goldman Sachs (November 2003-Present) and Vice President, Goldman Sachs (July 1995-November 2003). Treasurer — Goldman Sachs Mutual Fund Complex (registered investment companies).

Peter V. Bonanno 32 Old Slip New York, NY 10005 Age: 37	Secretary	Since 2006	Vice President and Associate General Counsel, Goldman Sachs (2002-Present); Vice President and Assistant General Counsel, Goldman Sachs (1999-2002).

Secretary — Goldman Sachs Mutual Fund Complex (registered investment companies).

[1]	Officers hold office at the pleasure of the Board of Trustees or until their successors are duly elected and qualified. Each officer holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
*	Represents a partial list of officers of the Trust. Additional information about all the officers is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States): 1-800-292-4726.
Supplemental Proxy Information (Unaudited)
     A Special Meeting of Shareholders (the “Meeting”) of the Goldman Sachs European Equity Fund of the Goldman Sachs Trust (the “Trust”) was held on August 25, 2006 at 1:00 p.m. Eastern time, at the offices of Goldman Sachs Asset Management, 32 Old Slip, New York, New York 10005. The Meeting was held for the following purpose:
     To approve a Plan of Reorganization that provided for the transfer of all of the assets and liabilities of the Goldman Sachs European Equity Fund to the Goldman Sachs International Equity Fund in exchange for shares of the European Equity Fund, and the distribution of the shares of the International Equity Fund to shareholders of the European Equity Fund in liquidation of that Fund.
     The result of the proxy solicitation on the above matter was as follows:

	For the	Against the
	Resolution	Resolution	Abstain

Approval of Plan of Reorganization contemplating the transfer of the assets and liabilities of the European Equity Fund to the International Equity Fund in exchange for shares of the International Equity Fund	1,596,910.574	0	12,623.977

FUNDS PROFILE
Goldman Sachs Funds

Goldman Sachs is a premier financial services firm, known since 1869 for creating thoughtful and customized investment solutions in complex global markets.
Today, The Investment Management Division of Goldman Sachs serves a diverse set of clients worldwide, including private institutions, public entities and individuals. With portfolio management teams located around the world — and $582.1 billion in assets under management as of June 30, 2006 — our investment professionals bring firsthand knowledge of local markets to every investment decision, making us one of the few truly global asset managers.
GOLDMAN SACHS FUNDS
In building a globally diversified portfolio, you can select from more than 50 Goldman Sachs Funds and gain access to investment opportunities across borders, investment styles, asset classes and security capitalizations.

Money Market Funds[1] Fixed Income Funds
▪  Enhanced Income Fund
▪  Ultra-Short Duration Government Fund
▪  Short Duration Government Fund
▪  Short Duration Tax-Free Fund
▪  California Intermediate AMT-Free Municipal Fund
▪  New York Intermediate AMT-Free Municipal Fund
▪  Tennessee Municipal Fund
▪  Municipal Income Fund
▪  U.S. Mortgages Fund
▪  Government Income Fund
▪  Core Fixed Income Fund
▪  Investment Grade Credit Fund
▪  Global Income Fund
▪  High Yield Municipal Fund
▪  High Yield Fund
▪ Emerging Markets Debt Fund	Domestic Equity Funds
▪  Structured U.S. Equity Fund[2] ▪  Structured U.S. Equity Flex Fund
▪  Structured Large Cap Value Fund[2] ▪  Structured Large Cap Growth Fund[2] ▪  Growth and Income Fund
▪  Large Cap Value Fund
▪  Capital Growth Fund
▪  Strategic Growth Fund
▪  Concentrated Growth Fund
▪  Mid Cap Value Fund
▪  Growth Opportunities Fund
▪  Small/ Mid Cap Growth Fund
▪ Structured Small Cap Equity Fund[2] ▪ Small Cap Value Fund	International Equity Funds
▪  Structured International Equity Fund[2] ▪  Structured International Equity Flex Fund
▪  International Equity Fund
▪  Japanese Equity Fund
▪  International Small Cap Fund[2] ▪  Asia Equity Fund 2
▪  Emerging Markets Equity Fund
▪  BRIC Fund (Brazil, Russia, India, China)

Asset Allocation Funds[3] ▪  Asset Allocation Portfolios
▪  Balanced Fund

Specialty Funds[3] ▪  U.S. Equity Dividend and Premium Fund
▪  Structured Tax-Managed Equity Fund[2] ▪  Real Estate Securities Fund
▪  International Real Estate Securities Fund
▪ Tollkeeper FundSM

[1]	An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.

[2]	Effective December 30, 2005, the Asia Growth Fund was renamed the Asia Equity Fund and the International Growth Opportunities Fund was renamed the International Small Cap Fund. Also effective December 30, 2005, the CORE International Equity, CORE Small Cap Equity, CORE Large Cap Growth, CORE Large Cap Value and CORE U.S. Equity Funds were renamed, respectively, the Structured International Equity, Structured Small Cap Equity, Structured Large Cap Growth, Structured Large Cap Value Funds and Structured U.S. Equity. Effective January 6, 2006, the CORE Tax-Managed Equity Fund was renamed the Structured Tax-Managed Equity Fund.

[3]	Individual Funds within the Asset Allocation and Specialty categories will have various placement on the risk/return spectrum and may have greater or lesser risk than that indicated by the placement of the general Asset Allocation or Specialty category.
The Goldman Sachs Tollkeeper FundSM is a registered service mark of Goldman, Sachs & Co.

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

Goldman Sachs Trust — International Equity Funds — Tax Information (Unaudited)

From distributions paid during the year ended August 31, 2006, the total amount of income received by the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds from sources within foreign countries and possessions of the United States was $0.0803, $0.0225, $0.0623, $0.0476 and $0.1819 per share, respectively, all of which is attributable to qualified passive income. The total amount of taxes paid by the International Equity, Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds to such countries was $0.0087, $0.0067, $0.0071, $0.0183 and $0.0341 per share, respectively. A separate notice containing the country-by-country components of these totals has been previously mailed to shareholders.

For the year ended August 31, 2006, 100% of the dividends paid from net investment company taxable income by the International Equity, Japanese Equity, International Small Cap and Emerging Markets Equity Funds, and 64.07% of the dividends paid from net investment company taxable income by the Asia Equity Fund qualify for the reduced tax rate under the Jobs and Growth Tax Relief and Reconciliation Act of 2003.

Pursuant to Section 852 of the Internal Revenue Code, the Emerging Markets Equity Fund designates $2,659,355 as capital gain dividends paid during the year ended August 31, 2006.

The reports concerning the Funds included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Funds in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Funds, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Funds. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.
A description of the policies and procedures that the Funds use to determine how to vote proxies relating to portfolio securities and information regarding how a Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (I) without charge, upon request by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders); and (II) on the Securities and Exchange Commission Web site at http://www.sec.gov.
The Funds file their complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. Beginning the fiscal quarter ended November 30, 2004 and every first and third fiscal quarter thereafter, the Funds’ Form N-Q will become available on the SEC’s website at http://www.sec.gov within 60 days after the Funds’ first and third fiscal quarters. When available, the Funds’ Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may also be obtained by calling 1-800-SEC-0330. When available, Form N-Q may be obtained upon request and without charge by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders).

GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, 32ND FLOOR, NEW YORK, NEW YORK 10005

TRUSTEES Ashok N. Bakhru, Chairman John P. Coblentz, Jr. Patrick T. Harker Mary Patterson McPherson Alan A. Shuch Wilma J. Smelcer Richard P. Strubel Kaysie P. Uniacke	OFFICERS Kaysie P. Uniacke, President James A. Fitzpatrick, Vice President James A. McNamara, Vice President John M. Perlowski, Treasurer Peter V. Bonanno, Secretary

GOLDMAN, SACHS & CO Distributor and Transfer Agent	GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL, L.P. Investment Adviser
Visit our Web site at www.goldmansachsfunds.com to obtain the most recent month-end returns.
The Japanese Equity, International Small Cap, Emerging Markets Equity and Asia Equity Funds may participate in the Initial Public Offering (IPO) market, and a portion of the Funds’ returns consequently may be attributable to their investment in IPOs. The market value of IPO shares may fluctuate considerably due to factors such as the absence of a prior public market, unseasoned trading, and the small number of shares available for trading and limited information about the issuer. When a fund’s asset base is small, IPOs may have a magnified impact on the fund’s performance. As a fund’s assets grow, it is probable that the effect of the fund’s investment in IPOs on its total returns may not be as significant, which could reduce the fund’s performance.
The Japanese Equity, International Small Cap and Asia Equity Funds may invest in securities of issuers in countries with emerging markets or economies. Emerging markets securities are volatile, less liquid and are subject to substantial currency fluctuations and sudden economic and political developments. At times, the Funds may be unable to sell certain of their portfolio securities without a substantial drop in price, if at all.
Holdings and allocations shown may not be representative of current or future investments. Holdings and allocations may not include the Fund’s entire investment portfolio, which may change at any time. Fund holdings should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.
This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider a Fund’s objectives, risks, and charges and expenses, and read the Prospectus carefully before investing. The Prospectus contains this and other information about the Fund.

Copyright 2006 Goldman, Sachs & Co. All rights reserved. 06-1552	INTLAR/ 9.1K / 10-06